UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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ATP Oil & Gas Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

Of Shareholders and

Proxy Statement

June 4, 2010

At the offices of

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 203

Houston, Texas 77027

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 200

Houston, Texas 77027

Notice of Annual Meeting of Shareholders

To Be Held June 4, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of ATP Oil & Gas Corporation, a Texas corporation (“ATP”), which will be held on June 4, 2010 at 10:30 a.m., Central Time, at the offices of ATP, 4600 Post Oak Place, Suite 203, Houston, Texas 77027. The Annual Meeting will be held for the following purposes:

1.	To elect three directors to serve until the 2013 Annual Meeting of Shareholders.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of ATP for the fiscal year ending December 31, 2010.

3.	To approve ATP’s 2010 Stock Plan.

4.	To approve amendments to ATP’s Restated Articles of Incorporation in order to conform with the requirements of the Texas Business Organizations Code, which became applicable to ATP on January 1, 2010.

5.	To transact any other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.

The close of business on April 9, 2010 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof. If you were a shareholder at the close of business on April 9, 2010, you are entitled to vote at the meeting.

Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy as promptly as possible to ensure that your shares will be represented. A self-addressed envelope has been enclosed for your convenience. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.

The attached proxy statement and proxy card, and our annual report on Form 10-K for the year ended December 31, 2009, are available on ATP’s website, www.atpog.com. From the homepage, link through the “Investor Info” page to the “Proxy Materials” page. Directions to attend the meeting and vote in person are also available on our website, www.atpog.com. From the homepage, link to the “Contact ATP” page, where you will find a link to a map to our Houston office. If you have any questions, or need assistance voting your shares of common stock of ATP, please call The Altman Group, Inc., ATP’s proxy solicitor, toll-free at 877-297-1740.

By Order of the Board of Directors,

ISABEL M. PLUME

Corporate Secretary

April 29, 2010

ATP Oil & Gas Corporation

4600 Post Oak Place, Suite 200

Houston, Texas 77027

(713) 622-3311

Proxy Statement

For

Annual Meeting of Shareholders

To Be Held June 4, 2010

Solicitation and Revocability of Proxies

The enclosed proxy is solicited by and on behalf of the Board of Directors (the “Board”) of ATP Oil & Gas Corporation, a Texas corporation (“ATP”), for use at the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 4, 2010 at 10:30 a.m., Central Time, at the offices of ATP, 4600 Post Oak Place, Suite 203, Houston, Texas 77027, or at any adjournment(s) or postponement(s) thereof. The solicitation of proxies by the Board will be conducted primarily by mail. ATP has engaged The Altman Group, Inc. (“Altman”) to assist in the solicitation of proxies for the Annual Meeting. ATP estimates that it will pay to Altman a fee of approximately $5,500, plus reasonable out-of-pocket expenses and will indemnify Altman and its affiliates against certain claims, liabilities, losses, damages and expenses. ATP has also retained American Stock Transfer & Trust Company (“AST”) as tabulating agent and materials distributor in connection with the Annual Meeting, as part of AST’s services as ATP’s transfer agent. ATP pays $3,000 per month for AST’s services, plus out-of-pocket expenses for the proxy mailing, which are expected to be approximately $79,000. In addition, officers, directors and employees of ATP may solicit proxies personally or by telephone, email or other forms of wire or facsimile communication. ATP will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of its common stock (the “Common Stock”) of ATP. ATP will bear the costs of the solicitation. This proxy statement and the enclosed proxy card were first mailed to shareholders of ATP on or about April 29, 2010.

If your shares are registered directly in your name with American Stock Transfer & Trust Company, ATP’s transfer agent, you are considered a shareholder of record. As a shareholder of record at the close of business on April 9, 2010 (the record date), you can vote in person at the Annual Meeting or you can provide a proxy to be voted at the meeting by signing and returning the enclosed proxy card. If you submit a proxy card, your shares will be voted as you direct. If you submit a proxy card without giving specific voting instructions, those shares will be voted as recommended by the Board. If your shares are held in a stock brokerage account or other nominee, you are considered the beneficial owner of those shares, and your shares are held in “street name.” If you hold your shares in “street name,” you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote such shares, they may vote your shares as they decide as to each matter for which they have discretionary authority under the rules of the NASDAQ Stock Market, Inc. (“NASDAQ”), or other applicable rules.

You may revoke the enclosed proxy card, even though executed and returned, at any time prior to the voting of the proxy by (a) execution and submission of a revised proxy, (b) written notice to the Corporate Secretary of ATP, or (c) voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

At the close of business on April 9, 2010, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were outstanding                     shares of Common Stock (including restricted shares), each share of which is entitled to one vote. Common Stock is the only class of outstanding securities of ATP entitled to notice of and to vote at the Annual Meeting.

ATP’s annual report to shareholders for the year ended December 31, 2009, including financial statements, is being mailed with this proxy statement to all shareholders entitled to vote at the Annual Meeting. The annual report does not constitute a part of this proxy soliciting material.

Item 1 on Proxy Card: Election of Directors

ATP’s bylaws provide for a classified Board, divided into Classes I, II and III. The terms of office are staggered three-year terms, which are currently scheduled to expire on the dates of ATP’s Annual Meetings of Shareholders in 2010 (Class I), in 2011 (Class II) and in 2012 (Class III). At the 2010 Annual Meeting of Shareholders, three nominees are to be elected to Class I for a three-year term expiring at ATP’s Annual Meeting of Shareholders in 2013. The Board’s nominees for the three Class I Directors to be elected at the 2010 Annual Meeting are the incumbent directors Mr. T. Paul Bulmahn, Director of ATP since 1991, Mr. Robert J. Karow, Director of ATP since 2006, and Mr. Gerard J. Swonke, Director of ATP since 1996.

The Board recommends voting “For” the election of each of the director nominees.

Assuming a quorum is present or represented by proxy for this matter at the Annual Meeting, a plurality of the votes cast in person or by proxy by the holders of ATP’s Common Stock is required to elect a director at the Annual Meeting. Accordingly, abstentions and broker non-votes would have no effect on the election of directors assuming a quorum is present or represented by proxy at the Annual Meeting. Shareholders may not cumulate their votes in the election of directors.

Unless otherwise instructed or unless authority to vote is withheld, your signed and returned proxy card will be voted FOR the election of the nominees listed below. Although the Board does not contemplate that any of the nominees will be unwilling or unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board.

The following table sets forth information regarding the names, ages and principal occupations of the nominees and other directors, directorships in other companies held by them and the length of continuous service as a director of ATP.

Nominees for Election at the Annual Meeting

Class I Director Nominees	Principal Occupation and Directorships	Director Since	Age
T. Paul Bulmahn	Chief Executive Officer and Chairman of ATP	1991	66

Robert J. Karow	Former President of IPE International and a Manager, Oleoducto de Crudos Pesados Ecuador; Lt. Col. USMCR (Ret.)	2006	64

Gerard J. Swonke	Law Offices of Gerard J. Swonke	1996	65

Continuing Directors

Class III Directors	Principal Occupation and Directorships	Director Since	Age
Burt A. Adams	President and Chief Executive Officer of OGRS, LLC; Past Chairman, Offshore Energy Center, Ocean Star Museum, Galveston, Texas; Vice Chairman, National Ocean Industries Association; Board of Advisors, Tulane University School of Science and Engineering.	2006	48

Arthur H. Dilly	Executive Secretary Emeritus, Board of Regents of the University of Texas System; Chairman Emeritus and Board member, Austin Geriatrics Center.	2001	80

Class III Directors	Principal Occupation and Directorships	Director Since	Age

Brent M. Longnecker	Chairman & CEO of Longnecker & Associates; Member of Boards of Directors of AmReit of Houston and Momentum Healthcare of Maryland.	2010	53

Class II Directors	Principal Occupation and Directorships	Director Since	Age
Chris A. Brisack	Federal Immigration Judge since May, 2005; Formerly Of Counsel to the law firm of Rodriguez, Colvin, Chaney & Saenz, LLP and a partner with the law firm of Norquest & Brisack, LLP.	2002	51

George R. Edwards	Formerly Of Counsel to the law firm Kissner & Sandvig P.C. from 1970 to 2004; Board Certified in Oil, Gas & Mineral Law.	2006	84

Walter Wendlandt	Former Director, Railroad Commission of Texas (18 years); Sole practitioner, Attorney at Law.	2001	80

Each of the nominees and directors named above has been engaged in the principal occupation set forth above opposite his or her name for the past five years, except as set forth in the following biographies:

Class I Director Nominees

T. Paul Bulmahn (BA, JD, MBA) has served as ATP’s Chairman and Chief Executive Officer since May 2008 and before that as Chairman and President since he founded ATP in 1991. He presently serves as a Director on the Board of Valparaiso University, his alma mater, with membership on its Public Relations Committee, and served for three years on the Business Advisory Board of Texas State University, also an alma mater, which named him Distinguished Alumnus in 2000. In November 2008, Mr. Bulmahn was honored with the Rhodes Award by the American Society of Mechanical Engineers—International Petroleum Technology Institute for his leadership in the petroleum industry. Mr. Bulmahn was selected Entrepreneur of The Year 2000 in Energy & Energy Services by Ernst & Young LLP. In 1991, he was elected Chairman, Houston Bar Association Oil, Gas and Mineral Law Section, and in 1992 he was elected to serve for a three-year term on the Oil & Gas Council of the State Bar of Texas. From 1988 to 1991, Mr. Bulmahn served as President and Director of Harbert Oil & Gas Corporation. From 1984 to 1988, Mr. Bulmahn served as Vice President, General Counsel of Plumb Oil Company. From 1978 to 1984, Mr. Bulmahn served as counsel for Tenneco’s interstate gas pipelines and as regulatory counsel in Washington, D.C. From 1973 to 1978, Mr. Bulmahn served the Railroad Commission of Texas, the Public Utility Commission and the Interstate Commerce Commission as an administrative law judge. He has chaired various oil and gas industry seminars, including “Marginal Offshore Field Development” in 1996 and the “Upstream Oil and Gas E-Business Conference” in 2000, and has been a faculty lecturer in natural gas regulations. In February 2005, Mr. Bulmahn was the keynote speaker at the Energy Forum in Houston, Texas and in October 2008 he was the keynote speaker at the Hart Energy Recruiting and Retention Conference also in Houston, Texas.

Robert J. Karow (BS, JD) has served as a Director since 2006. He is the former President of IPE International, a South American pipeline engineering firm involved in the recapitalization of the petroleum industry in Bolivia and the design and construction management of the Cuiaba Pipeline (1998 to 2000). From 2001 to 2005 he was a Manager of Oleoducto de Crudos Pesados Ecuador, the company responsible for the construction and operation of a heavy oil pipeline extending from the Amazon Basin across the Andes Mountains to the Pacific coast of Ecuador. Prior to moving to Ecuador, Mr. Karow was Project Development Consultant for ENEL Power in South America, assisting in the development of gas transmission systems, and earlier evaluated port locations and facilities in the United States for LPG delivery. He was Corporate Counsel for Tenneco from 1980 to 1989 and Contract Specialist for ARAMCO Services Corporation from 1978 to 1980. Mr. Karow was a helicopter pilot in Vietnam, served for many years in the Marine Corps Reserves, and retired from the U.S. Marines in 2005 with the rank of Lieutenant Colonel.

Gerard J. Swonke (BA—Economics, JD) has served as a Director since 1996. He is currently with the Law Offices of Gerard J. Swonke. From 2001 to March 2007, he was Of Counsel to the law firm of McConn & Williams, L.L.P. (now the McConn Law Firm). Between 1985 and 2001, he was Of Counsel to the law firm of Greenberg, Peden, Siegmeyer & Oshman, P.C. With all three firms, he represented domestic and international oil and gas clients in contract drafting and negotiations, in countries such as Indonesia and various countries in and around Africa and the North Sea. From 1975 to 1985, he was Counsel for Aminoil, Inc. with responsibility for onshore and offshore matters. From 1971 to 1974, when he received his law degree, he served as Controller for Automated Systems Corporation with responsibility for corporate accounting and preparation of financial statements and corporate tax returns.

Class III Directors

Burt A. Adams (BS—Civil Engineering, MBA) has served as a Director since 2006. Mr. Adams is the President and Chief Executive Officer of OGRS, LLC, an oilfield service company located in Morgan City, Louisiana. From December 2006 through February 2008, he was President and Chief Operating Officer of Allis-Chalmers Energy Inc., which in December 2006 acquired his previous employer, Oil & Gas Rental Services, Inc., a rental equipment supplier to the oil and gas industry, and he was Vice-Chairman of the Board of Allis-Chalmers from December 2006 through April 2008. He additionally serves as Vice Chairman of the National Ocean Industries Association (NOIA), Washington DC, as Past Chairman of the Offshore Energy Center, Ocean Star Museum, Galveston, Texas, and on the Board of Advisors of Tulane University School of Science and Engineering, New Orleans, Louisiana. Mr. Adams obtained a BS in Civil Engineering at Tulane University in 1983 and upon obtaining his Masters degree in Business Administration at Harvard University in 1988, Mr. Adams began working for Hydril Company in Houston, Texas. In 1996, he assumed the presidency of Oil & Gas Rental Services, Inc. He is an active member of the Society of Petroleum Engineers, American Petroleum Institute, and the American Association of Drilling Engineers.

Arthur H. Dilly (BA with honors, MA) has served as a Director since 2001. From 1981 to 1998, Mr. Dilly served as Executive Secretary of the Board of Regents of the University of Texas System. He currently serves as Chairman Emeritus and Board member of Austin Geriatrics Center, Inc., a nonprofit corporation providing housing and support services for the low-income elderly. He has served as Vice Chairman of the Board of Directors of the Shivers Cancer Foundation, a nonprofit organization providing patient support services and education, since 1998. From 1978 to 1981, he was Executive Director for Development, The University of Texas System.

Brent M. Longnecker (BA-Business Administration, MBA) has served as a Director since March 2010. Mr. Longnecker is Chairman & CEO of Longnecker & Associates, a corporate governance and compensation consulting firm he founded in 2003. In 2003, Mr. Longnecker served on WorldatWork’s special taskforce to address employment issues presented by Congress and other regulatory commissions. From 1993 to present, Mr. Longnecker has served periodically as an instructor and technical advisor at WorldatWork. From 1999 to 2003 he was President of Resources Consulting Group. He participated in the management led buyout of the company from Deloitte & Touche. During 1992 to 1999 Mr. Longnecker held key positions with Deloitte & Touche, including National Principal-In-Charge for the Performance Management and Compensation Consulting Practice. From 1986 to 1992, Mr. Longnecker practiced financial planning, compensation, human resources and benefits consulting as a partner with KPMG Peat Marwick. He has authored several books including The Power of Restricted Stock—The Definitive Guide to a Resurging Long-Term Incentive, WorldatWork, 2006 and 2004 editions, and Business, The Bible and You, 1993. He has also authored numerous articles including “Sarbanes-Oxley: Financial Friend Or Foe?”, The Banking Law Journal, Volume 121, June 2004; and “Toward a More Ethical Future,” Contingency Planning & Management, 38 May/June 2002. He currently serves on the Board of AmReit of Houston, formerly a publicly traded trust, and Momentum Healthcare of Maryland, a privately held company. Mr. Longnecker holds a Master of Business Administration, University of Houston and a Bachelor of Business Administration, University of Houston where he was selected for Beta Gamma Sigma, the National Business Honor Society. Mr. Longnecker serves on The Star 12 Foundation as Chairman, the Worldwide Christian Outreach as Co-Chairman and was previously a Board Member of the Fellowship of Christian Athletes -Houston.

Class II Directors

Chris A. Brisack (BS cum laude, JD) served as a Director of ATP from 1991 until 1995, was re-elected to the Board of Directors in 2002 and has continued to serve as a Director since that time. Additionally, he has served as a Director of ATP Energy, Inc. since its creation in May, 1995. Mr. Brisack is an Immigration Judge serving in Houston, Texas since May of 2005. Prior to this, he was Of Counsel to the law firm of Rodriguez, Colvin, Chaney & Saenz, LLP, and was a partner in the law firm of Norquest & Brisack, LLP from 1995 through 2004. In 2000 he was appointed by then Governor George W. Bush and served on the Texas State Library & Archives Commission until March 2006. For seven years, he was Chairman of Special Olympics (Rio Grande Valley) and for two years he chaired Leadership Edinburg. He was elected three times as Chairman of the Hidalgo County Republican Party. After finishing law school, he served as law clerk to United States District Court Judge Ricardo Hinojosa in the Southern District of Texas. Former Governor Bush twice named Mr. Brisack to the Honorary Inaugural Committee.

George R. Edwards (JD) has served as a Director since 2006. From 1970 to 2004, Mr. Edwards was Of Counsel to the law firm of Kissner & Sandvig P.C. and he is Board Certified in Oil, Gas & Mineral Law. From 1975 to 1980, he served as Director of the Brazosport Bank of Texas; from 1963 to 1965, Mr. Edwards was a Director of the Texas Reserve Life Insurance Company. After completing his law degree at Baylor University he was a sole practitioner until 1968. Employed by Columbia Financial from 1968 to 1970, he was active in venture capital and real estate financing. He is licensed to practice before the U.S. Supreme Court and U.S. Tax Court, is a past director of the College of the State Bar of Texas, served in the U.S. Air Force attaining the rank of Captain, and is a commercial multi-engine instrument-rated pilot.

Walter Wendlandt (BS—Mechanical Engineering, JD) has served as a Director since 2001. He was Director, Railroad Commission of Texas for a total of eighteen years during the period from 1961 to 1985. Mr. Wendlandt has been a sole practitioner of law since 1985. He served as a Trustee of the Augustana Annuity Trust from 1964 to 1992, as Director of the Georgetown Railroad from 1979 to 1982, and as Director of Lamar Savings Association in 1989. Additionally, he has served as President, National Conference of State Transportation Specialists, and as Chairman, State Bar Committee on Public Utilities Law, and he was a member for six years of the Technical Pipeline Safety Standards Committee of the U.S. Department of Transportation.

Item 2 on Proxy Card: Ratification of Appointment of Independent Auditors

The Audit Committee of the Board has appointed the firm of PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as independent auditors of ATP for the fiscal year ending December 31, 2010, and the Board recommends that the shareholders ratify such appointment. Deloitte & Touche LLP (“Deloitte”) was ATP’s independent auditor from 2004 through December 31, 2007. PricewaterhouseCoopers has been ATP’s independent auditor since that time. Information regarding this change of auditors is set forth on page 6 of this proxy statement.

The Board recommends a vote “For” the ratification of the appointment of PricewaterhouseCoopers as ATP’s independent auditors.

Assuming a quorum is present or represented by proxy at the Annual Meeting, ratification of the appointment of independent auditors requires the affirmative vote of the holders, represented in person or by proxy at the Annual Meeting, of a majority of the shares of ATP’s Common Stock who voted for, against, or expressly abstained with respect to this matter. Accordingly, an abstention would have the same legal effect as a vote against this proposal and broker non-votes would have no effect on the outcome of this proposal.

Unless otherwise instructed or unless authority to vote is withheld, your signed and returned proxy card will be voted FOR the ratification of the appointment of PricewaterhouseCoopers as independent auditors.

If the appointment is not ratified, the Audit Committee will consider the appointment of other independent auditors. The Audit Committee may terminate the appointment of PricewaterhouseCoopers as ATP’s independent auditors without shareholder approval whenever the Audit Committee deems such termination necessary or appropriate. A representative of PricewaterhouseCoopers is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

The Audit Committee is responsible for pre-approving all fees for audit services and permitted non-audit services, including tax services, to be performed by ATP’s independent auditors. The Audit Committee pre-approved all fees in 2009 and 2008. Additionally, the Audit Committee considered the non-audit services provided by PricewaterhouseCoopers during 2009 and 2008, respectively, and determined that the services provided were compatible with maintaining PricewaterhouseCoopers’ independence. PricewaterhouseCoopers’ fees for the fiscal years ended December 31, 2009 and December 31, 2008 were as set forth below.

Category of Fees	2009	2008
Audit Fees	$1,300,000	$1,363,797
Audit-Related Fees	272,213	153,911
Tax Fees	66,440	98,157
All Other Fees	0	0

Totals	$1,638,653	$1,615,865

Audit Fees. Audit fees include fees for audit or review services in accordance with the standards of the Public Company Accounting Oversight Board (United States) plus fees for statutory audits, attest services, consents, and assistance with and review of documents filed with the Securities and Exchange Commission. Such fees for the fiscal years ended December 31, 2009 and December 31, 2008 were $1,300,000 and $1,363,797, respectively.

Audit-Related Fees. In fiscal year 2009, audit-related fees for consulting on accounting matters were $272,213. In fiscal year 2008, audit-related fees for consulting on accounting matters were $153,911.

Tax Fees. Tax fees for the fiscal years ended December 31, 2009 and December 31, 2008 were $66,440 and $98,157, respectively. Tax fees include professional services provided for tax compliance (including filing state and federal tax returns), tax advice and tax planning, and do not include fees for services rendered in connection with the audit.

All Other Fees. There were no other PricewaterhouseCoopers fees for the fiscal years ended December 31, 2009 and December 31, 2008.

Information Regarding Change of Independent Auditors

The Audit Committee annually considers and appoints ATP’s independent auditors. In 2008, ATP solicited competitive bids from independent accountants to audit the company’s financial statements. As a result of this competitive bid process, on April 7, 2008, the Audit Committee dismissed Deloitte as ATP’s independent auditors upon completion of services for the fiscal year ending December 31, 2007. Deloitte served as ATP’s independent auditor from 2004 through December 31, 2007. On April 7, 2008, the Audit Committee appointed PricewaterhouseCoopers to serve as ATP’s independent auditors for the fiscal year ending December 31, 2008. The appointment of PricewaterhouseCoopers as ATP’s independent auditor was ratified by ATP’s shareholders at the 2008 Annual Meeting. The Audit Committee again appointed PricewaterhouseCoopers to serve as ATP’s independent auditors for the fiscal year ending December 31, 2009 and ATP’s shareholders ratified this appointment at the 2009 Annual Meeting.

Deloitte’s audit report on ATP’s consolidated financial statements as of and for the years ended December 31, 2007 and 2006 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except for Deloitte’s 2007 report on the audit of the company’s internal control over financial reporting, which because of the effects of a material weakness in the company’s internal control over financial reporting, stated the company did not maintain an effective internal control over financial reporting as of December 31, 2007.

During fiscal years 2006 and 2007 and continuing through April 7, 2008, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Deloitte’s satisfaction, would have caused it to make reference to the subject matter in connection with its report on ATP’s consolidated financial statements for such years, and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K of the rules and regulations of the Securities and Exchange Commission (the “SEC”). ATP did not consult PricewaterhouseCoopers with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on ATP’s consolidated financial statements.

Item 3 on Proxy Card: Approval of the 2010 Stock Plan

Introduction

The Board believes that ATP’s stock incentive program is an integral part of the company’s approach to long-term incentive compensation, focused on shareholder return, and its continuing efforts to align shareholder and employee interests. Growth in shareholder value depends on, among other things, ATP’s continued ability to attract and retain directors, employees and consultants in a competitive workplace market, with the experience and capability to perform at the highest levels. The grant of equity-based compensation to such individuals is a vital factor in attracting and retaining effective and capable personnel who contribute to the growth and success of ATP and in establishing a direct link between the financial interests of such individuals and of ATP’s shareholders.

The Board and the shareholders approved the 2000 Stock Plan in 2000. Awards available under the 2000 Stock Plan are incentive stock options that meet the requirements of Section 422 of the United States Internal Revenue Code of 1986, as amended (the “Code”), nonqualified stock options and restricted share awards. The 2000 Stock Plan authorizes the issuance of up to 4,000,000 shares of stock pursuant to awards of stock options and restricted shares to employees, consultants, or directors on or before February 5, 2011, the expiration date of the 2000 Stock Plan. As of April 9, 2010, the record date for the 2010 Annual Meeting, there were             shares available for grants under the 2000 Stock Plan.

The Board believes that to ensure its vitality, ATP’s stock incentive program should be reviewed periodically to determine whether it remains a viable source of incentive compensation both in terms of the number of shares of stock available for awards and, in general, in terms of its design. In view of the limited number of shares remaining under the 2000 Stock Plan available to provide such incentives and the expiration of that plan in February of 2011, the Compensation Committee, which consists entirely of independent directors, has recommended that the Board adopt the 2010 Stock Plan, a copy of which appears as Appendix A to this proxy statement. Shareholder approval of the 2010 Stock Plan is desired, among other reasons, to ensure the tax deductibility by ATP of awards under the 2010 Stock Plan for purposes of Section 162(m) of the Code, to meet the listing requirements of NASDAQ, and to ensure the availability of a continued source of incentive compensation.

Based on the Compensation Committee’s recommendation and the Board’s continued desire to attract and retain effective and capable personnel who contribute to the growth and success of ATP and whose interests are aligned with those of ATP’s shareholders, on March 8, 2010, the Board approved and voted to recommend that the shareholders approve the 2010 Stock Plan, which authorizes the issuance of up to 6,000,000 shares of ATP Common Stock for grants of equity-based compensation as described below.

Principal Provisions of ATP 2010 Stock Plan

As with the 2000 Stock Plan, the purpose of the 2010 Stock Plan is to attract and retain all of ATP’s employees, directors and consultants who are and will be contributing to the success of the business, to motivate and reward employees, directors and consultants who have made significant contributions, to encourage them to continue to give their best efforts to ATP’s future success, and to provide incentive and reward opportunities designed to enhance the profitable growth of ATP and such individuals’ personal concern for such growth. The following summary of the 2010 Stock Plan is qualified in its entirety by reference to the 2010 Stock Plan, a copy of which is attached to this proxy statement as Appendix A.

The 2010 Stock Plan is substantially identical in design to the 2000 Stock Plan, except for the following key changes:

(i)	Additional Forms of Awards: The 2010 Stock Plan authorizes the grant of restricted stock bonus awards and performance share bonus awards.

(ii)	Administrative Changes: The 2010 Stock Plan allows for repricing of options and other types of awards without shareholder approval. The 2010 Stock Plan also includes the concept of continuous service affecting awards. Any person who is an employee, director or consultant can change status from one to another of the three and outstanding awards under the plan will not be affected as long as the person is in continuous service to ATP, except as required by law. The 2010 Stock Plan also provides that it is administered by the Compensation Committee of the Board, which is comprised of solely independent directors, and that such committee may delegate its power to make awards and determine the terms of those awards to ATP’s Chief Executive Officer for all awards to ATP’s officers and employees, other than officers subject to Section 16(a) of the Securities Exchange Act of 1934.

Administration & Shares Reserved for Issuance

The 2010 Stock Plan will be administered by the Compensation Committee, which consists entirely of independent directors. Awards available for grant under the 2010 Stock Plan are as described in the section below titled “Type of Awards.” Participants in the 2010 Stock Plan are all employees of ATP and its subsidiaries, all directors of ATP and consultants to ATP, as the Compensation Committee may designate (“Participants”). Subject to adjustment based on recapitalizations and other similar financial events, the maximum number of shares of stock for which awards may be granted under the 2010 Stock Plan to any single individual in any calendar year will not exceed 50% of the aggregate number of shares that may be issued under the plan. All awards granted under the 2010 Stock Plan will be evidenced by agreements in a form designated by the Compensation Committee, and subject to the terms and conditions of the 2010 Stock Plan.

As stated above, 6,000,000 shares are reserved for issuance and available for awards under the 2010 Stock Plan. In general, all awards under the 2010 Stock Plan will be counted against this reserve on a one-for-one basis. Shares of Common Stock underlying awards under the 2010 Stock Plan that expire or are forfeited or terminated for any reason (as a result, for example, of the lapse of an option or a forfeiture of restricted shares), as well as any shares underlying an award that is settled in cash rather than stock, will be available for future grants under the 2010 Stock Plan. However, shares of stock withheld in payment or satisfaction of the exercise price of a stock option or for tax withholding obligations with respect to an award, will no longer be available for future grants under the 2010 Stock Plan. Likewise, the full number of shares with respect to which a stock appreciation right is granted will count against the pool of shares available for future grants. Shares to be issued or purchased under the 2010 Stock Plan will be authorized but unissued shares of ATP Common Stock or shares of Common Stock reacquired by ATP, including shares purchased in the open market.

Type of Awards

The 2010 Stock Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted shares, restricted stock bonus awards and performance share bonus awards.

Stock Options.    Participants receiving options (“optionees”) have the right to purchase a specified number of shares of stock at a specified exercise price, subject to the terms and conditions established by the Compensation Committee and specified in an agreement memorializing the grant. The price at which a share of Common Stock may be purchased upon exercise of an option granted under the plan will be determined by the Compensation Committee, but (a) in the case of an incentive stock option, such purchase price will not be less than the fair market value of a share of Common Stock on the date such option is granted, and (b) in the case of a non-qualified stock option, such purchase price will not be less than 50% of the fair market value of a share of Common Stock on the date such option is granted. Fair market value on a given day is defined as the mean of the high and low sales prices on that day (the “Fair Market Value”). The Compensation Committee may grant to a Participant options that qualify as incentive stock options, nonqualified stock options or a combination of incentive and nonqualified stock options, and may grant to a Participant the right to receive ‘Stock Appreciation Rights’ (as further described below) upon surrender of the right to purchase Common Stock under an option grant.

Stock options must be exercised within a period fixed by the Compensation Committee. The optionee must pay the exercise price for shares to be purchased in full at the time of exercise in cash or, in whole or in part, by tendering (either actually or by attestation) shares of ATP Common Stock. Upon approval, options may be exercised in the form of a “cashless exercise” through a broker based on the broker’s agreement to deliver sufficient funds to pay the applicable exercise price and tax withholding, if any.

Stock Appreciation Rights.    If authorized by the agreement memorializing an award of stock options, a Participant may receive, upon surrender of his or her right to purchase Common Stock under the stock option, a payment (in cash or shares of Common Stock, or a combination thereof) equal to (i) the excess of the Fair Market Value of the shares with respect to which the right to purchase was surrendered over the option exercise price of such shares, times (ii) the number of shares of Common Stock with respect to which the right to purchase was surrendered. All of the other terms and conditions of the stock appreciation right are established by the Compensation Committee and specified in an agreement memorializing the grant. Stock appreciation rights must be exercised within a period fixed by the Compensation Committee.

Restricted Shares.    Restricted share awards entitle Participants to acquire shares of ATP Common Stock, subject to forfeiture by the recipient if the conditions specified in the applicable award agreement are not satisfied prior to the end of the applicable restriction period established for the award. Each restricted share will be granted pursuant to an agreement that will specify the terms pursuant to which ATP’s right of forfeiture will lapse. These terms may be based on performance standards, periods of service, or other criteria, as the Compensation Committee may establish.

The Compensation Committee may determine, at the time of grant, that a restricted share award will vest solely upon achievement of specified performance criteria designed to qualify as “performance-based” compensation in accordance with Section 162(m) of the Code. Performance targets may include specified levels of one or more of the following (in absolute terms or relative to one or more other companies or indices): the price per share of Common Stock, earnings per share, market share of ATP or an ATP business unit designated by the Compensation Committee, sales of ATP or an ATP business unit designated by the Compensation Committee, net income (before or after taxes) of ATP or an ATP business unit designated by the Compensation Committee, the cash flow return on investment of ATP or an ATP business unit designated by the Compensation Committee, earnings before or after interest, taxes, depreciation, and/or amortization of ATP or an ATP business unit designated by the Compensation Committee, economic value added or return on shareholders’ equity. The terms of any restricted share award granted under the 2010 Stock Plan are to be set forth in an agreement containing provisions as determined by the Compensation Committee that are not inconsistent with the 2010 Stock Plan.

Restricted Stock Bonuses and Performance Share Bonuses.    Restricted stock bonuses and performance share bonuses are grants of Common Stock not requiring any monetary consideration, but subject to restrictions, as determined by the Compensation Committee. Generally, unless the Participant’s award agreement provides otherwise, the Participant may not sell, transfer, or otherwise dispose of the shares issued in the Participant’s name at the time of grant until those conditions are met. The vesting of restricted stock bonus awards will generally be based on the Participant’s continuous service; the vesting of performance share bonus awards will be based on the achievement of certain performance criteria, as determined by the Compensation Committee. If the vesting of a restricted stock bonus award is based on the Participant’s continuous service, such restricted stock bonus will not fully vest in less than three years and if based on performance criteria, such restricted stock bonus will not fully vest in less than one year. A performance share bonus award will not fully vest in less than one year. If a Participant’s continuous service terminates or a Participant fails to meet performance criteria, all unvested shares as of the date of termination will be reacquired by ATP at no cost to ATP.

Plan Benefits

As of April 9, 2010, the record date for the Annual Meeting, all 8 independent directors, and all 62 employees, including ATP’s six executive officers, were eligible to receive awards under the 2010 Stock Plan. The granting of awards under the 2010 Stock Plan is discretionary. As such, the Board cannot now determine the number, value or type of awards to be granted in the future for any individual or group of individuals. On April 9, 2010, the record date for the 2010 Annual Meeting, the closing price per share of ATP Common Stock was $            .

Term; Amendments; Restrictions; Considerations

The 2010 Stock Plan will become effective upon the date of adoption by the Board if it is approved by the shareholders at the 2010 Annual Meeting. No further awards may be granted under the 2010 Stock Plan after ten years from the date of adoption. The 2010 Stock Plan shall remain in effect until all awards have been satisfied, expired, vested or forfeited. The Board may amend, rescind or terminate the 2010 Stock Plan at any time in its discretion, provided that: (i) no change may be made in awards previously granted under the Plan that would impair the recipient’s rights without his or her consent, and (ii) no amendment to the Plan may be made without approval of the shareholders if the effect of that amendment would be to (A) increase the number of shares reserved for issuance under the Plan (other than an increase solely to reflect a reorganization, stock split, merger, spinoff or similar transaction); or (B) change the class of individuals eligible to receive awards under the plan. The 2010 Stock Plan specifically allows the repricing of stock options (i.e., lower the exercise price) and other awards without shareholder approval, and, with the consent of the affected award holder, allows for cancellation of outstanding awards and the grant of new awards in substitution therefor. The Compensation Committee periodically reviews the dilutive effect of its stock plans on ATP’s shareholders (sometimes called “overhang”). As of March 8, 2010, assuming approval of the 2010 Stock Plan, the 6,000,000 shares proposed to be reserved for grants under the 2010 Stock Plan represents an overhang of 10.6%, and ATP’s total overhang would be 14.0%. For the purpose of calculating the overhang in the previous sentence, ATP is using “fully diluted overhang,” which equals Amount A divided by Amount B, where Amount A equals the sum of all outstanding stock options and unvested restricted shares plus shares available for future grants under all plans, and Amount B equals the sum of total shares of ATP Common Stock outstanding (minus unvested restricted shares) plus Amount A. Unvested restricted shares are outstanding shares of Common Stock subject to forfeiture by the holder. As of March 8, 2010: (i) the sum of the number of outstanding stock options and unvested restricted shares equals approximately 2,038,810; (ii) the number of shares available for future grants under all plans assuming approval of the 2010 Stock Plan equals approximately 6,144,810; and (iii) the number of shares of ATP Common Stock outstanding (minus unvested restricted shares) equals approximately 50,363,664.

Withholding for Payment of Taxes

As with the 2000 Stock Plan, the 2010 Stock Plan provides for the withholding and payment by a Participant of any payroll or withholding taxes required by applicable law.

Changes in Capitalization and Similar Changes

If ATP recapitalizes, reclassifies its capital stock or otherwise changes its capital structure, the number and class of shares of Common Stock covered by a previously granted award shall be adjusted so that the award thereafter covers the number and class of shares to which the Participant would have been entitled if prior to the event, the Participant had been the holder of record of the number of shares of stock covered by the award. In the event of other changes in the outstanding Common Stock, such as reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any award, the Compensation Committee, in order to prevent dilution or enlargement of Participants’ rights under the 2010 Stock Plan, in its discretion may adjust the number and exercise price of shares subject to outstanding awards. In addition, in such event, the Committee may appropriately adjust the number of shares available for future issuance under the 2010 Stock Plan and the maximum number of shares in respect of which awards can be made to any Participant. The Compensation Committee’s determination in each case will be conclusive. In the event of a “Corporate Change” of ATP (as defined in the 2010 Stock Plan), the 2010 Stock Plan provides that awards of options, stock appreciation rights, restricted shares, restricted share units and other stock-based awards will be deemed fully vested upon the Corporate Change. However, the Compensation Committee has the discretion to provide for different vesting, exercisability or other terms in connection with a “Corporate Change” for specific awards, and those terms will be set forth in the applicable award agreement.

Federal Tax Consequences

The federal income tax consequences of the issuance and exercise or settlement of awards under the 2010 Stock Plan are as described below. The following information is only a summary and does not address all aspects of U.S. federal taxation that may be relevant to a particular Participant in light of his or her personal circumstances. Participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and exercise of the awards, and the ownership and disposition of any underlying securities.

Incentive Stock Options.    A Participant who is granted an incentive stock option will not recognize any taxable income for federal income tax purposes on either the grant or exercise of the incentive stock option. If the Participant disposes of the shares purchased pursuant to the incentive stock option more than two years after the date of grant and more than one year after the exercise of the option (the required statutory “holding period”), (a) the Participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the exercise price; and (b) ATP will not be entitled to a federal tax deduction with respect to the shares of Common Stock so issued. If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the lesser of (i) the excess of the fair market value of the shares at the time of exercise over the exercise price, and (ii) the gain on the sale. Also ATP will be entitled to a federal tax deduction in the year of disposition in an amount equal to the ordinary income recognized by the Participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock. A sale for less than the exercise price results in a capital loss. The excess of the fair market value of the shares on the date of exercise over the exercise price is, however, includable in the Participant’s income for alternative minimum tax purposes.

Nonqualified Stock Options.    A Participant who is granted a nonqualified stock option will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the Participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the exercise price for the shares. ATP generally will be entitled to a federal tax deduction on the date of exercise in an amount equal to the ordinary income recognized by the Participant. Upon disposition of the shares purchased pursuant to the stock option, the Participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis equals the fair market value of the shares on the exercise date. Nonqualified stock options will be subject to Code section 409A, which applies to nonqualified deferred compensation if the exercise price is less than the fair market value of the underlying Common Stock on the date the option is granted.

Stock Appreciation Rights.    A Participant who is granted stock appreciation rights normally will not recognize any taxable income on the receipt of the award. Upon the exercise of a stock appreciation right, (a) the Participant will recognize ordinary income equal to the amount received (the increase in the fair market value of one share of ATP Common Stock from the date of grant of the award to the date of exercise); and (b) ATP will be entitled to a federal tax deduction on the date of exercise in an amount equal to the ordinary income recognized by the Participant. Stock appreciation rights will be subject to Code Section 409A if the exercise price is less than the fair market value of the underlying Common Stock on the date the right is granted.

Restricted Shares.    A Participant will not be taxed at the date of an award of restricted shares, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse, unless the Participant, within 30 days after transfer of such restricted shares to the Participant, elects under Section 83(b) of the Code to include in income the fair market value of the restricted shares as of the date of such transfer. ATP will be entitled to a corresponding federal tax deduction at that time (subject to certain limits on deductibility under Section 162(m) of the Code). Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the Participant makes an election under Section 83(b) of the Code to be taxed on the fair market value upon such transfer).

Restricted Share Bonus and Performance Share Bonuses.    When a restricted stock bonus award is granted, if the shares under the award are unvested and subject to ATP’s unvested share reacquisition right upon termination of employment prior to full vesting of those shares, the Participant will not generally recognize any taxable income at the time of the award. As and when the shares vest and ATP’s unvested share reacquisition right lapses, the Participant will have to report as ordinary income an amount equal to the fair market value of the shares on the date such shares vest less any amount paid for the award. Notwithstanding the foregoing, if the Participant receives unvested shares subject to ATP’s unvested share reacquisition right, the Participant may elect under Section 83(b) of the Code to recognize income at the time of the award. In each case, ATP will be entitled to a deduction equal to the taxable income recognized by the Participant for the taxable year that ends with or within the taxable year in which the Participant recognized the income.

Recommendation of the Board of Directors & Vote Required

The Board recommends a vote “For” the approval of the 2010 Stock Plan.

Assuming a quorum is present or represented by proxy at the Annual Meeting, approval of the 2010 Stock Plan requires the affirmative vote of the holders, represented in person or by proxy at the Annual Meeting, of a majority of the shares of Common Stock who voted for, against or expressly abstained with respect to this matter. Accordingly, an abstention would have the same legal effect as a vote against this proposal and broker non-votes would have no effect on the outcome of this proposal.

Unless otherwise instructed or unless authority to vote is withheld, your signed and returned proxy card will be voted FOR the approval of the 2010 Stock Plan.

Item 4 on Proxy Card: Proposal to Approve Conforming ATP’s Current Restated Articles of Incorporation to the Texas Business Organizations Code

The Board of Directors has approved and voted to recommend that the shareholders of ATP approve certain amendments to our current Restated Articles of Incorporation (the “Current Articles”) to conform them to the provisions of the Texas Business Organizations Code (“TBOC”).

The TBOC was promulgated to modernize applicable law governing Texas entities, including the Texas Business Corporations Act (the “TBCA”), and to consolidate existing law governing Texas entities into one set of statutory provisions. The TBOC became effective on January 1, 2006 for all entities formed in Texas on or after that date. Unless existing entities elected early adoption to be governed by the TBOC, the TBOC did not apply to them until January 1, 2010. After January 1, 2010, all entities formed in Texas, regardless of the date of formation, are governed by the TBOC. Because ATP was originally incorporated in 1991, it was subject only to the TBCA and the other miscellaneous Texas corporate statutes until January 1, 2010 when ATP became subject to the TBOC automatically.

For the most part, the TBOC is not intended to effect substantive changes in the Texas law governing business organizations. Nevertheless, there are some substantive differences between the TBCA and the provisions of the TBOC applicable to business corporations that are relevant to ATP. For example:

•

Section 3.104 of the TBOC permits a corporation to remove officers with or without cause. The TBCA permitted the board of directors to remove an officer only if the best interests of the corporation would be served by such removal.

•

Section 8.103 of the TBOC provides that a determination whether the standard for indemnification of a director (or person serving as a governing person of another entity as a representative of the company) has been met may be made by a committee of one disinterested director if no quorum of disinterested directors can be obtained. The TBCA required two such directors.

•

Section 21.351 of the TBOC adds a requirement that a shareholder must request in writing that an annual meeting be held, if none has been held in the preceding 13 months, before attempting to obtain a court order to force the meeting. The TBCA does not require such prior written request.

In addition to these differences between the TBOC and the TBCA, the terminology in the TBOC has been standardized to apply to more than one type of entity. For example, the primary governing document for all entities is now defined as a “certificate of formation,” whereas a corporation’s charter is referred to as “articles of incorporation” under the TBCA. In this proxy statement, we use the term “articles of incorporation” to refer to a corporation’s charter, but such references should be read to include the “certificate of formation.”

The following table sets forth each of the amendments to the Current Articles that will be implemented if shareholders approve Item 4. If Item 4 is approved, ATP will file a brief statement with the Texas Secretary of State setting forth the amendments to the Current Articles described below that will become effective upon filing our Amended and Restated Certificate of Formation (the “Amended Articles”) with the Texas Secretary of State. The full text of the Amended Articles is set forth in Appendix B.

Current Articles (TBCA)	Amended Articles (TBOC)	Change Effected by the Amended Articles
None	Article Two	Because the TBOC has adopted a standardized document for formation of entities, ATP must specifically state the type of entity in the certificate of formation. Article Two has been added to state ATP is a for-profit corporation under the TBOC.

Articles Three and Four	Articles Four and Five	All references to “Texas Business Corporations Act” have been replaced with “Texas Business Organizations Code.”

Articles Four and Five	Articles Five and Six	All references to “articles of incorporation” have been replaced with “certificate of formation.”

Article Four	Article Five	A new paragraph has been added at the end of this Article listing the series of preferred stock that previously have been designated by the Board and are currently outstanding. In addition, Section B(4) of this Article is being changed to replace the phrase “Upon the effectiveness of this Restated Articles of Incorporation” with the phrase “As of December 12, 2000,” which was the filing date of the Current Articles.

Current Articles (TBCA)	Amended Articles (TBOC)	Change Effected by the Amended Articles
Article Nine	Article Ten	This provision sets forth the names and addresses of the current directors.

Article Ten	Article Eleven	A typographical reference in the penultimate sentence of this Article to “this Article Nine” has been changed to “this Article Eleven.”

Articles Two through Eleven	Articles Three through Twelve	The current provisions have been renumbered as a result of the addition of new Article Two.

The TBOC provides that, after January 1, 2010, any Texas entity previously subject to the TBCA that amends its articles of incorporation in any respect must conform its articles of incorporation to the TBOC. Thus, if the current proposal to conform the Current Articles to the TBOC (Item 4 on the proxy card) is not approved at this time, then ATP would be required to seek shareholder approval of these conforming amendments the next time ATP seeks to amend the Current Articles for any reason. For example, if ATP were to amend its Current Articles to change its registered agent for service of process, this action would not require shareholder approval under either the TBOC or the TBCA. However, the TBOC would require that ATP conform its Current Articles to the TBOC in all respects, and ATP would have to incur the additional expense to convene a special meeting of shareholders to approve the conforming amendments at that time.

Board Recommendation

The Board of Directors has determined that the approval of Item 4 is in the best interests of the Company and its shareholders and recommends that the shareholders vote “FOR” Item 4.

The Board of Directors believes it is in ATP’s best interest to amend the Current Articles to conform to the TBOC at this annual shareholders meeting and not wait to do so when we might otherwise seek to amend our Current Articles. The amendments proposed will modernize the Current Articles and conform them to the provisions of the TBOC. The Board believes that it will be simpler, more efficient, and more cost effective to implement the changes the TBOC requires at this regularly scheduled annual meeting of shareholders, rather than being required to convene a special meeting of shareholders to implement these required changes if ATP seeks to effectuate other amendments in the future that might not otherwise require the approval of shareholders.

Vote Required

The approval of Item 4 will require the affirmative vote, in person or by proxy, of the holders of at least two-thirds of the outstanding shares of Common Stock entitled to vote.

Security Ownership of Certain Beneficial Owners and Management

The following table presents information as of March 29, 2010, unless otherwise noted, regarding beneficial ownership of ATP’s Common Stock by:

•	each known beneficial owner of more than 5% of ATP’s Common Stock;

•	each of ATP’s directors and nominees for director;

•	the persons named in the 2010 Summary Compensation Table; and

•	all of ATP’s current executive officers, directors and director nominees as a group.

Unless otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. As of March 29, 2010, 51,134,203 shares of Common

Stock were issued and outstanding (including restricted shares). The address of each person in the table is the address of ATP, unless otherwise indicated. The number of shares beneficially owned by a person includes shares that are subject to stock options exercisable within 60 days of March 29, 2010. These shares are also deemed outstanding for the purpose of computing their percentage ownership, but are not outstanding for the purpose of computing the percentage of ownership of any other person. The number of shares beneficially owned by a person also includes restricted shares (vested and unvested) held by such person or that such person has the right to acquire within 60 days of March 29, 2010.

Beneficial Owner	Shares Beneficially Owned	Percentage of Beneficial Ownership
T. Paul Bulmahn (1) (7)	6,007,252	11.75%
Albert L. Reese, Jr. (1) (2) (3)	294,370	*
Leland E. Tate (1) (2)	160,901	*
Keith R. Godwin (1) (2)	76,181	*
George R. Morris (1) (2)	51,300	*
Burt A. Adams (4)	39,299	*
Walter Wendlandt (4)	26,055	*
Arthur H. Dilly (4)	22,599	*
Chris A. Brisack (4)	14,582	*
Robert J. Karow (4)	12,529	*
Gerard J. Swonke (4)	10,999	*
George R. Edwards (4)	10,499	*
Brent M. Longnecker (5)	78,500	*
All executive officers, Directors and Director nominees as a group, 14 persons (6)	6,835,691	13.09%
Aletheia Research and Management, Inc. (8)	5,078,283	9.93%
Centennial Energy Partners, L.L.C. (9)	4,228,807	8.27%
Peter K. Seldin (9)	4,228,807	8.27%
Black Rock, Inc. (10)	2,956,277	5.78%

*	Indicates less than 1 percent of the outstanding Common Stock.

(1)	Includes beneficial ownership of the following numbers of shares of unvested restricted Common Stock: T. Paul Bulmahn: 112,961 shares; Albert L. Reese, Jr.: 21,500 shares; Leland E. Tate: 64,941 shares; Keith R. Godwin: 20,000 shares; and George R. Morris: 23,750 shares.
(2)	Includes beneficial ownership of the following numbers of shares that may be acquired within 60 days of March 29, 2010 pursuant to stock options awarded under the ATP 2000 Stock Plan: Albert L. Reese, Jr.: 27,000 shares; Leland E. Tate: 40,000 shares; Keith R. Godwin: 32,000 shares; and George R. Morris: 15,000 shares.
(3)	Includes 35,000 shares of Common Stock held of record by The ACR Foundation, with respect to which Albert L. Reese, Jr. serves as President and owner.
(4)	Includes beneficial ownership of 3,823 shares of unvested restricted Common Stock.
(5)	Mr. Longnecker became a director of ATP in March, 2010. He will be entitled to a grant of restricted shares along with the other directors following the annual meeting of shareholders in June 2010.
(6)	Includes 126,375 shares that may be acquired through the exercise of stock options within 60 days of March 29, 2010.
(7)	Of these shares, 1,250,000 are the subject of litigation commenced by the beneficial owner seeking return of these shares, which were pledged in a loan that has been fully paid. Therefore, until the proceedings are resolved, the beneficial owner cannot exercise sole voting and investment power with respect to these shares.
(8)	This information is based on the Schedule 13G filed with the SEC by Aletheia Research and Management, Inc. (“Aletheia”) on February 16, 2010, reflecting its beneficial ownership. The address of Aletheia is 100 Wilshire Boulevard, Suite 1960, Santa Monica, CA 90401.

(9)	This information is based on the Schedule 13G filed with the SEC by Centennial Energy Partners, L.L.C. (“Energy”), and Peter K. Seldin on February 12, 2010 reflecting their shared beneficial ownership of 4,228,807 shares of Common Stock. Each of Energy’s and Mr. Seldin’s beneficial ownership of Common Stock consists of shared power to vote or direct the vote of, and the shared power to dispose or direct the disposition of, 4,228,807 shares, which shares are owned by certain private investment vehicles of which Energy serves as general partner. Mr. Seldin is the managing member of Energy. The address of Energy and Mr. Seldin is 575 Lexington Avenue, 33rd Floor, New York, New York 10022.
(10)

This information is based on the Schedule 13G filed with the SEC by Black Rock, Inc. (“Black Rock”) on January 29, 2010, reflecting its beneficial ownership. The address of Black Rock is 40 East 52nd Street, New York, New York 10022.

Information about ATP’s Board of Directors and Committees

ATP’s Board held six meetings during 2009. Each director attended 100% of the total meetings of the Board and the committees on which such director served during his or her tenure of service in 2009. ATP encourages its directors to attend each annual shareholders meeting. All of the directors attended the 2009 Annual Meeting of Shareholders. ATP’s independent directors meet separately in executive session in accordance with Rule 5605(b) of the NASDAQ Marketplace Rules.

Director Independence

Based on the definition of “independence” set forth in Rule 5605 of the NASDAQ Marketplace Rules, the Board has determined that each of the Class I director nominees, other than Mr. Bulmahn, and each of the Class II and Class III directors is an “independent director.” Mr. Bulmahn is an executive officer of ATP and, therefore, the Board has concluded that he is not currently an independent director.

Effective December 18, 2006, Mr. Adams became Vice Chairman of the Board, President and Chief Operating Officer of Allis-Chalmers Energy, Inc. (“Allis-Chalmers”), and was formerly President of Oil & Gas Rental Services, Inc. (“Oil & Gas Rental”). Allis-Chalmers is a Houston based multi-faceted oilfield services company that acquired substantially all of the assets of Oil & Gas Rental (a rental equipment supplier to the oil and gas industry) effective December 18, 2006. Mr. Adams resigned his position as President and Chief Operating Officer of Allis-Chalmers effective February 1, 2008 and resigned his position as Vice Chairman effective April 30, 2008. Mr. Adams is currently President and Chief Executive Officer of OGRS, LLC, an oilfield service company. In determining that Mr. Adams is an independent director, the Board considered transactions entered into in the ordinary course of business between ATP and Allis-Chalmers, or its subsidiaries, pursuant to which equipment and/or services were provided to ATP. Based on its review, the Board concluded that the transactions are not related party transactions and, in addition, that Mr. Adams is an independent director. There were no transactions in 2009 between ATP and OGRS, LLC.

Mr. Longnecker joined the Board of Directors on March 22, 2010. Mr. Longnecker is Chairman and Chief Executive Officer of Longnecker & Associates (“L&A”), the compensation consultant engaged by the Compensation Committee during 2009 with respect to the Committee’s review of the compensation structure for ATP’s Chief Executive Officer and President. In connection with his election, the remaining members of the Board considered transactions between L&A and ATP and concluded that the transactions are not related party transactions and, in addition, that Mr. Longnecker is an independent director. To avoid even the appearance of any conflict of interest in the future, however, the the full Board, including all members of the Compensation Committee, unanimously determined to discontinue the engagement of L&A as compensation consultant as of March 22, 2010.

Audit Committee

The Audit Committee currently consists of Messrs. Dilly, Edwards, Swonke (Chairman), and Wendlandt. Mr. Longnecker became a member of the Committee effective March 22, 2010. The Audit Committee is governed by a restated charter that was adopted by the Board on March 28, 2004 and was attached as Annex A to ATP’s proxy statement on Schedule 14A filed with the SEC on April 26, 2007. The primary duties of the Audit Committee are to:

1.	Oversee the quality, integrity and reliability of the financial reporting process, including review of financial reports and other financial information provided by ATP to the public;

2.	Be directly responsible for the selection, appointment, compensation, retention and oversight of ATP’s independent auditors;

3.	Oversee the performance of ATP’s independent auditors and any internal audit function that may be utilized in the future;

4.	Monitor ATP’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and

5.	Perform such other functions as the Board may assign to the Committee from time to time, or as may be required by applicable laws, rules or regulations.

During 2009, the Audit Committee held four meetings, including quarterly meetings in connection with the preparation and filing of each of ATP’s annual Form 10-K and quarterly Form 10-Q reports for the applicable periods.

The Board has affirmatively determined that each of the members of the Audit Committee is independent as defined under the listing standards of NASDAQ. Each of the current members of the Audit Committee is able to read and understand fundamental financial statements. Pursuant to applicable rules of NASDAQ, at least one member has past employment experience in accounting or other comparable experience, creating “financial sophistication”. Further, the Board has determined that Mr. Swonke, who is an independent director, qualifies as the Audit Committee “financial expert” as defined in the rules of the SEC.

The charter of the Audit Committee provides that the Committee is responsible for pre-approving all audit services and all permitted audit-related services, tax services and other non-audit services to be performed by ATP’s independent auditors. Authority has been delegated to the Chairman of the Committee to pre-approve all audit or non-audit services to be provided by the independent auditors. The Chairman advises the full Committee of such pre-approvals at its scheduled meetings. Each of these services must receive specific pre-approval by the Chairman unless general pre-approval by the Committee has been provided for such category of services in accordance with policies and procedures that comply with applicable laws and regulations.

The Audit Committee has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, auditing matters and the confidential, anonymous submissions by employees of concerns regarding accounting and auditing matters.

The information contained in this proxy statement with respect to the Audit Committee charter and the independence of the members of the Audit Committee will not be deemed to be “soliciting material” or to be “filed” with the SEC, nor will such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that ATP specifically incorporates it by reference in such filing.

The report of the Audit Committee is set forth on page 22 of this proxy statement. Mr. Longnecker is not named as an Audit Committee member below the report because it relates to financial statements as of and for the year ended December 31, 2009, which is before he became a member of the Committee.

Compensation Committee

The Compensation Committee currently consists of Messrs. Adams and Brisack (Chairman). This Committee’s responsibilities include:

•	developing and approving an overall compensation philosophy consistent with ATP’s corporate objectives and shareholder interests;

•	administering and granting of awards under ATP’s 2000 Stock Plan;

•	administering and granting of awards under ATP’s incentive plans;

•

acting as a salary and promotions committee with respect to officers of ATP and reviewing the compensation of ATP’s Chief Executive Officer and President and recommending such compensation of the Chief Executive Officer and the President to the Board for approval; and

•	supervising ATP’s 401(k) plan.

The Compensation Committee may delegate any of the foregoing responsibilities, other than compensation for the Chief Executive Officer and the President, and has delegated to ATP’s Chief Executive Officer the responsibility for determination of salaries, bonuses, and other forms of incentive compensation for officers, other than the Chief Executive Officer, the President and other officers subject to Section 16(a) of the Securities Exchange Act of 1934, and all other employees, including the granting of equity-based awards. The Committee engaged Longnecker & Associates as its consultant for executive and/or director compensation matters.

During 2009, the Compensation Committee held four meetings. The Compensation Committee does not have a charter, but operates under the direction of a resolution of the Board of Directors. The report of the Compensation Committee is set forth on page 29 of this proxy statement.

Director Nominations Process

The independent directors of the Board, which include eight of ATP’s nine directors, identify qualified candidates to serve as nominees for director. When identifying director nominees, the independent directors may consider, among other factors, the person’s reputation, integrity, and independence from ATP; skills and business, government or other professional acumen, bearing in mind the composition of the Board and the current state of ATP and the industry generally; the number of other public companies for which the person serves as director; and the availability of the person’s time and commitment to ATP. In the case of current directors being considered for re-nomination, the independent directors will also take into account the director’s tenure as a member of the Board, the director’s history of attendance at meetings of the Board and committees thereof and the director’s preparation for and participation in such meetings. Additionally, the independent Board members consider diversity of gender, culture, education, professional experience and differences in viewpoints and skills to be a valuable asset in the Boards’ composition and factor this into their decisions.

Shareholders seeking to nominate director candidates for inclusion in ATP’s proxy materials may do so by writing the Corporate Secretary of ATP and giving the recommended candidate’s name, biographical data and qualifications, if such recommendations are submitted by shareholders in compliance with ATP’s bylaws and within the time period set forth below under “Shareholder Proposals and Director Nominations.” Subject to consideration of the above criteria, recommendations for director nominees made by a shareholder or group of shareholders owning at least 25% of the then outstanding shares of Common Stock of ATP will be approved by the independent directors for recommendation to the Board.

Following identification of the need to replace a director, add a director or re-elect a director to the Board, and consideration of the above criteria and any shareholder recommendations, the independent directors shall recommend to the Board one or more nominees, as appropriate, for consideration by the Board. Following such consideration, the Board will submit its recommended nominees to the shareholders for election. The independent directors of the Board utilize this process, rather than a formal nominations committee, because they have found that the functions of a nominations committee are more than adequately addressed by this process.

Compensation of Directors

Each of ATP’s non-employee directors receives an annual retainer of $30,000, based on the calendar year. Any person who becomes a director during a calendar year will be awarded a pro-rata share of the retainer based upon the beginning date of service. In addition, commencing in 2010, the Chairman of the Audit Committee will receive an annual retainer of $15,000 and the Chairman of the Compensation Committee will receive an annual retainer of $10,000. ATP’s director compensation policy provides that immediately following each annual shareholders’ meeting, each non-employee director will be awarded approximately $100,000 in shares of restricted stock (with the number of shares to be based on the closing price of the stock on the annual shareholders’ meeting date). These shares will vest as to 50% upon the earlier of the first anniversary of the date of grant or the date on which the next successive annual shareholders’ meeting is held, as to 25% upon the earlier of the second anniversary of the date of grant or the date on which the second successive annual shareholders’ meeting is held, and as to 25% upon the earlier of the third anniversary of the date of grant or the date on which the third successive annual shareholders’ meeting is held. All these restricted stock awards will immediately vest upon a Corporate Change (as defined in the 2000 Stock Plan), death or disability.

In addition, non-employee directors are awarded meeting fees. Each non-employee director receives $2,500 per board meeting attended and is reimbursed for expenses incurred. The Chair of the Audit Committee receives $1,250, and other committee members receive $1,000 per Audit Committee meeting attended. The Chair of the Compensation Committee receives $1,000, and other committee members receive $750 per Compensation Committee meeting attended. Directors who are ATP employees do not receive compensation for their services as directors or members of committees of the Board.

The following table sets forth information regarding the compensation of ATP’s non-employee directors for the year ended December 31, 2009.

Director Compensation

Fiscal Year 2009

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3) (4)	Total ($)
Burt A. Adams	48,000	19,280	67,280
Chris A. Brisack	49,000	19,280	68,280
Arthur H. Dilly	47,750	19,280	67,030
George R. Edwards	49,500	19,280	68,870
Lady Barbara Judge (5)	44,750	19,280	64,030
Robert J. Karow	45,500	19,280	64,780
Gerard J. Swonke	50,000	19,280	69,280
Walter Wendlandt	49,000	19,280	68,280

(1)	Variances among directors’ fees paid reflect the varying committee assignments of directors.
(2)	Represents the “grant date fair value” of restricted Common Stock awarded in 2009, computed in accordance with ASC Topic 718, as required by applicable regulations. See footnote (3) below for additional information.
(3)

On June 5, 2009, each director was awarded 2,181 shares of restricted stock, which vest as follows: 1,090 shares on the earlier of June 5, 2010 and the 2010 Annual Meeting, 545 shares on the earlier of June 5, 2011 and the 2011 Annual Meeting and 546 shares on the earlier of June 5, 2012 and the 2012 Annual Meeting. The grant date fair value of each director’s award based on the closing price on the NASDAQ Global Select Market for ATP Common Stock on June 5, 2009 ($8.84 per share) was $19,280.04. In 2009, the directors waived their policy of receiving approximately $100,000 in shares of restricted stock (with the number of shares to be based on the closing price of the stock on the annual shareholders’ meeting date) and agreed to be awarded a fixed number of shares (2,181) equal to the number of shares awarded to directors in June

2008. Subsequent to December 31, 2009, one or more of the directors may sell restricted shares that have vested. See “Security Ownership of Certain Beneficial Owners and Management” above, which sets forth ownership as of March 29, 2010.

(4)	As of December 31, 2009 each non-employee director (other than Lady Judge) owned 3,823 shares of restricted Common Stock that have not vested. Lady Judge owned 2,181 shares of restricted Common Stock that have not vested as of December 31, 2009.
(5)	Lady Barbara Judge resigned as a director in March 2010. Mr. Longnecker did not join the Board until March 2010 and thus, received no compensation as a director for fiscal year 2009.

Director Experience, Skills and Qualifications for Service to ATP

The specific experience, qualifications, attributes or skills that led to selection of each of ATP’s directors and director nominees, in light of ATP’s unique business and structure, are as follows:

T. Paul Bulmahn (BA, JD, MBA) has served as ATP’s Chairman and Chief Executive Officer since May 2008. Prior to May 2008, he served as Chairman and President from the time he founded ATP in 1991. Mr. Bulmahn brings valuable entrepreneurial experience as founder of the company with intimate knowledge of ATP’s business and strategy, in addition to years of experience in the oil and gas industry.

Burt A. Adams (BS—Civil Engineering, MBA) has served as a Director since 2006. Mr. Adams is a member of the Compensation Committee. Mr. Adams has extensive business experience in the industry having successfully led numerous companies in the oil field services sector in executive and director positions.

Chris A. Brisack (BS cum laude, JD) served as a Director of ATP from 1991 until 1995, was re-elected to the Board of Directors in 2002 and has continued to serve as a Director since that time. Mr. Brisack is Chairman of the Compensation Committee. Mr. Brisack’s leadership and appellate legal experience brings to the Board an opportunity to weigh and reconcile diverse facts and viewpoints.

Arthur H. Dilly (BA with honors, MA) has served as a Director since 2001. Mr. Dilly is a member of the Audit Committee. Mr. Dilly’s experience as Executive Secretary of the Board of Regents of the University of Texas System provides him unique insights into successful high-level problem solving.

George R. Edwards (JD) has served as a Director since 2006. Mr. Edwards is a member of the Audit Committee. Mr. Edwards’ background as a Board Certified oil, gas and mineral law attorney and his experience in venture capital and real estate financing, provides a unique perspective to the Board.

Robert J. Karow (BS, JD) has served as a Director since 2006. Mr. Karow provides a global perspective as former President of IPE International, with insights in petroleum engineering, operations, transportation and gas facilities.

Brent M. Longnecker (BA—Business Administration, MBA) has served as a Director since March 2010. Mr. Longnecker is a member of the Audit Committee. Mr. Longnecker brings valuable financial acumen, corporate governance and executive compensation knowledge and experience.

Gerard J. Swonke (BA—Economics, JD) has served as a Director since 1996. Mr. Swonke is a Chairman of the Audit Committee. Mr. Swonke combines experience in key areas of interest to ATP including financial analysis knowledge and international oil and gas contract negotiations.

Walter Wendlandt (BS—Mechanical Engineering, JD) has served as a Director since 2001. Mr. Wendlandt is a member of the Audit Committee. Mr. Wendlandt served as Director of the Railroad Commission of Texas, bringing to the Board extensive oil and gas industry experience and operational and administrative oversight perspectives.

Board Leadership Structure & Role in Risk Management Oversight

Since formation of ATP, the Board has elected to employ a leadership structure that combines the roles of Chairman of the Board and Chief Executive Officer. The Board has not formally appointed a lead independent director. The Board believes that ATP’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with ATP’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. All eight other directors are independent and possess experience, oversight and expertise from outside the company and industry, while the Chief Executive Officer provides company-specific experience and expertise. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategic development, expedites program execution, and facilitates information flow between management and the Board, each of which is essential to effective governance.

The Board’s role includes oversight of the risk management function. Throughout the year, at Audit Committee meetings, the Chief Financial Officer provides a comprehensive review of ATP’s insurance program, including the status of and any anticipated changes as the result of the renewal process for the various types of insurance maintained by ATP, as well as any special insurance requirements related to specific current projects, such as construction risk insurance, and the state of the insurance market generally. The Audit Committee has the opportunity at this review to question and provide input to the Chief Financial Officer. The Audit Committee then reports this information to the Board and brings any matters of concern to the Board. The Chief Financial Officer is also available to the Board for questions with respect to the insurance program. At least once per year, the Board is provided with a comprehensive insurance summary prepared by ATP’s insurance brokers, who are also available to the Board for any questions. With respect to financial hedging transactions, each hedge is reviewed and pre-approved by a committee comprised of the Chief Executive Officer, President, Chief Accounting Officer, Chief Financial Officer and Chief Operating Officer. Subsequently, ATP’s financial hedge transactions are reviewed in detail by the Audit Committee at least quarterly in conjunction with their review of each quarterly report on Form 10-Q and the annual report on Form 10-K. At this review, the Chief Financial Officer and the Chief Accounting Officer are available for explanation and to respond to any inquiries the directors may have. Additionally, throughout the year, most Board meetings include an operational review, a financial review, and an insurance review. During these discussions, members of management update the Board on current issues and the Board has the opportunity to seek any further information as needed, and provide input to management on risk management as it relates to all facets of ATP’s business.

Related Party Transactions and Review Procedures

ATP’s Board has adopted a written procedure for the review of related party transactions. The Audit Committee is responsible for reviewing transactions, series of transactions or proposed transactions involving ATP and a related person, which includes ATP’s executive officers and directors, or any member of his or her immediate family. Examples of the types of transactions the Audit Committee reviews includes payments made by ATP directly to a related person (other than in their capacity as a director or employee) or to an entity in which the related person serves as an officer, director, employee or owner, and any other transaction where a potential conflict of interest exists. Any transactions identified are evaluated based on the requirements set forth in Item 404 of Regulation S-K of the rules of the SEC. The Committee’s determination regarding transactions requiring disclosure is submitted to the Board for review and final determination. ATP’s Board has conducted the review procedure with respect to fiscal year 2009 and has determined that there are no reportable related party transactions. See discussion under “Director Independence” on page 16 of this proxy statement.

Shareholder Communications

Shareholders can contact any director or committee of the Board by writing to them c/o Corporate Secretary, ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 200, Houston, Texas 77027.

Delivery of Documents to Shareholders Sharing an Address

In some cases, only one copy of this proxy statement is being delivered to multiple shareholders sharing an address unless ATP has received contrary instructions from one or more of the shareholders. ATP will deliver promptly, upon written or oral request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. To request separate or multiple delivery of these materials now or in the future a shareholder may submit a written request to the Corporate Secretary, ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 200, Houston, Texas 77027, or a verbal request by calling the Corporate Secretary at 713-622-3311.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to ATP’s audited financial statements for the fiscal year ended December 31, 2009.

The Audit Committee reviewed and discussed the audited financial statements of ATP for the fiscal year ended December 31, 2009 with ATP’s management, and management represented to the Audit Committee that ATP’s financial statements were prepared in accordance with accounting principles generally accepted in the U.S. The Audit Committee discussed with PricewaterhouseCoopers matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee received the written disclosures and the letter from PricewaterhouseCoopers required by the Public Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee reviewed and discussed with PricewaterhouseCoopers their independence from ATP.

Based on the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee as referenced above, the Audit Committee recommended to the Board that ATP’s audited financial statements be included in ATP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

The Audit Committee,

Gerard J. Swonke, Chairman

Arthur H. Dilly

George R. Edwards

Walter Wendlandt

Code of Business Conduct and Ethics

ATP has adopted a Code of Business Conduct and Ethics that applies to all of ATP’s officers, directors and employees, including ATP’s principal executive officer, principal financial officer and principal accounting officer. ATP’s Code of Business Conduct and Ethics covers all areas of professional conduct including, but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to ATP’s business. If the Board adopts an amendment to ATP’s Code of Business Conduct and Ethics (other than technical, administrative, or other non-substantive amendments) that applies to any of ATP’s executive officers (including the principal executive officer, principal financial officer, principal accounting officer, and controller) or directors, ATP will post such information on its website.

A copy of ATP’s Code of Business Conduct and Ethics is posted on its website at www.atpog.com. Or, to obtain a copy of ATP’s Code of Business Conduct and Ethics, without charge, any person may submit a written request to ATP, c/o Corporate Secretary, ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 200, Houston, Texas 77027.

Compensation Discussion and Analysis

Executive Summary

The primary objective of ATP’s executive compensation program continues to be to attract, retain and motivate the best available talent in the energy market. ATP’s continued success and its ability to maximize shareholder value have been and are dependent on ATP’s ability to accomplish this objective. Although 2009 saw some recovery in the global economy, the Compensation Committee (“Committee”) of ATP’s Board recognized the continued economic challenges facing the energy sector, and consequently carefully considered ATP’s navigation of those challenges, as well as other factors, in recommending compensation for the top two executive officers (the Chief Executive Officer and the President) in 2009. The factors considered included ATP’s significant operational accomplishments, shareholder value appreciation, and significant asset monetizations in a year that continued to present numerous financial challenges to the industry. These factors will be discussed in further detail below.

This Compensation Discussion & Analysis (CD&A) outlines the processes, elements and decisions regarding 2009 compensation for the executive officers named in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”).

Compensation Committee Composition & Duties

The Committee is composed of three independent directors as defined and required by Rule 5605(a) and (d) of the NASDAQ Marketplace Rules. This Committee’s responsibilities include:

•	developing and approving an overall compensation philosophy consistent with ATP’s corporate objectives and shareholder interests;

•	administering and granting of awards under ATP’s 2000 Stock Plan;

•	administering and granting of awards under ATP’s All Employee Bonus Policy and Discretionary Employee Bonus Policy;

•	acting as a salary and promotions committee with respect to officers of ATP; and

•	supervising ATP’s 401(k) plan.

Role of Management in the Executive Compensation Process

The Committee has delegated to the Chief Executive Officer the authority to determine (i) base salaries and bonuses for all officers of ATP (other than himself and the President), and (ii) incentive compensation for all officers of ATP, other than officers subject to Section 16(a) of the Securities Exchange Act of 1934. The Committee has further authorized the Chief Executive Officer to delegate to the President of ATP all or any portion of his authority to determine base salaries and bonuses for other officers of ATP. The President recommends to the Chief Executive Officer the form and amount of base salaries, bonuses and incentive compensation for the Named Executive Officers other than himself and the Chief Executive Officer. The Chief Executive Officer recommends to the Committee the form and amount of incentive compensation for the Named Executive Officers other than himself and the President. Neither the Chief Executive Officer nor the President of ATP participates in the Committee’s discussions or decisions regarding their compensation. They are not present for the Committee’s nor the Board’s deliberations on their compensation, and they do not vote on their own compensation. Neither meets separately with the Committee’s compensation consultant to discuss their own compensation. Similarly, none of the other Named Executive Officers are involved in the determination of their own or each other’s compensation.

Compensation Committee Goals

The primary objective of the Committee is to develop and maintain an executive compensation program that will attract, retain and motivate executive officers capable of leading ATP in a complex, competitive, and changing industry. A capable, highly motivated executive management team is an integral part of ATP’s success. To achieve this objective, ATP’s executive compensation program has the following primary goals:

•	to provide compensation that is competitive vis-à-vis similarly situated peers in the energy industry;

•	to align the interests of ATP’s executive officers with those of its shareholders through the use of equity-based compensation; and

•

to pay for performance without encouraging excessive risk, whereby a significant portion of an executive officer’s total compensation is at risk in the form of annual cash bonus awards and long-term equity incentives that are tied both to company and to individual performance.

Role of the Consultant

The Committee has the authority to engage the services of independent compensation consultants for assistance and to provide periodic independent third party reviews of the effectiveness and competitiveness of ATP’s executive compensation structure. During 2009, the Committee engaged the services of an independent executive compensation consulting firm, Longnecker & Associates (“L&A”), to assist the Committee in its review of the compensation structure for the top two executive officers and to provide analysis, conclusions and recommendations on compensation for those officers. L&A provides only compensation consulting services to ATP.

2009 Executive Compensation Market Analysis

L&A worked with the Committee to provide a market competitive executive compensation analysis. Executive compensation data from (i) peer group 2009 proxy statements and (ii) published 2009 executive compensation surveys were weighted at 50 percent each to calculate the 50th percentile and 75th percentile market reference points (“Market Reference Points”) that the Committee used for benchmarking executive compensation.

Peer Group Data

Following a discussion with L&A, the Committee utilized the same list of eleven peer companies for 2009 as was utilized in 2008. ATP’s “Peer Group” companies, all of which are in the oil and gas exploration and production industry, were identified based on relevant financial factors such as revenue, market capitalization, and total assets. Companies that are similar to ATP in size are not included if they are in unrelated industries because ATP typically does not hire executives from such companies, nor would ATP be likely to lose executives to such companies. The Committee utilized compensation data for the following companies (“Peer Group”), as reflected in those companies’ proxy statements, in developing the Market Reference Points:

ATP 2009 Peer Group Companies

Plains Exploration & Production Company

Atlas America, Inc.

St. Mary Land & Exploration Company

Denbury Resources Inc.

Exco Resources, Inc.

Whiting Petroleum Corporation

Encore Acquisition Company

Comstock Resources, Inc.

Swift Energy Company

Energy Partners, Ltd.

Bill Barrett Corporation

Published Executive Compensation Survey Data

L&A utilized published executive compensation survey sources specific to the energy industry to develop the Market Reference Points, that were used by the Compensation Committee in the compensation process. These published survey sources for 2009 included:

•	Economic Research Institute Executive Compensation Assessor,

•	Watson Wyatt Top Management Compensation Survey,

•	Mercer U.S. Executive Energy Compensation Survey, and

•	WorldatWork Total Salary Budget Survey

Executive Compensation Process

ATP’s compensation for its Named Executive Officers is composed of:

•	Base Salary

•	Annual Bonus

•	Long Term Equity Incentives

•	Employee Benefits & Perquisites

The Committee analyzed these components for the Chief Executive Officer and the President using the following process:

1)	Review the positions of the Chief Executive Officer and the President in terms of scope and responsibility, job complexity, knowledge, experience required, individual performance, and other relevant factors, including those described below.

2)	Utilize the Market Reference Points as guidelines for each component of compensation and the overall compensation package. The Committee’s recommendations regarding each component of the Chief Executive Officer’s and the President’s compensation packages are submitted to the independent members of the Board for approval.

In analyzing the various compensation components for each of the other Named Executive Officers (other than himself and the President), the Chief Executive Officer considers:

1)	the scope and responsibility of each officer’s position, as well as job complexity, knowledge, experience required, individual performance and other relevant factors, including those enumerated below; and

2)	published compensation survey data as 50th percentile and 75th percentile range guidelines for the various compensation components and the overall compensation package.

Key Factors in 2009 Total Compensation Analysis by the Committee

The Committee considered the following key factors as particularly instructive in recommending total compensation for the Chief Executive Officer and the President to the independent members of the Board for approval.

1)	During a year in which financial markets continued to be restricted by the global economic crisis, ATP completed the construction of the ATP Titan, the first United States built, multi-column, deep draft deepwater drilling and production facility in the Gulf of Mexico, and installed the facility in the deepwater Gulf of Mexico in 2009, for development of ATP’s “Telemark Hub” area. This long-lived, re-locatable infrastructure asset is a key component of ATP’s “hub” strategy.

2)	From a financial standpoint, ATP completed (a) two strategic transactions involving monetization of its offshore infrastructure in 2009, realizing net proceeds of $172.6 million; (b) completed asset sales of approximately $15 million, and (c) worked creatively with several key contractors during 2009 who collectively contributed services valued at approximately $200 million to the development of the Telemark Hub and other Gulf of Mexico properties in exchange for limited net profits interests in future hydrocarbon production from those properties. As a result, ATP reduced outstanding debt by $166.1 million in 2009.

3)	ATP achieved a 376% reserve replacement ratio in 2009.

4)	ATP, with only 62 employees, continued to manage the complexity of deepwater operations in the Gulf of Mexico and excel in technical achievements in the Gulf of Mexico and the North Sea.

The Committee also considered individual responsibility and performance of each executive in achieving the foregoing, as well as retention related considerations. With respect to the Chief Executive Officer, the Committee also considered the proven track record of the vision and leadership of ATP’s Chief Executive Officer, as evidenced by the foregoing achievements and ATP’s many successes and value creation since his founding of the company in 1991. The Committee did not assign specific weight to any particular factor or factors in determining fair and reasonable compensation for ATP’s two top executive officers, but in light of all the factors considered, the Committee determined to position the total compensation of the Chief Executive Officer and the President (base salary, cash bonus and long-term equity incentive compensation) in alignment generally with the 75th percentile Market Reference Point. The Committee’s decisions regarding cash bonus awards and long-term incentive compensation awards, and the split between the two, were made with this total compensation target in mind, while balancing the additional factors and considerations reflected in the paragraphs below, and the Committee’s goal of placing a significant portion of compensation at risk in incentive based awards.

Base Salary

Base salaries paid to the Named Executive Officers are the foundation of ATP’s compensation program. Ensuring that executives’ salaries remain competitive with ATP’s Peer Group and the industry generally is critical to achieving the objectives of attracting, motivating and retaining highly qualified executive officers. Typically, adjustments to base salaries are made annually consistent with these objectives, taking into account individual performance and experience, retention objectives, job responsibilities, and other factors. Neither the Committee nor the Chief Executive Officer applies specific formulas or gives specific weights to any of these factors in awarding salary increases.

Effective December 1, 2009, the Chief Executive Officer increased the base salaries of the Named Executive Officers (other than himself and the President) to the amounts set forth below. Adjustments to the base salaries of the Named Executive Officers that were made in 2009 are reflected within the amounts shown in the Summary Compensation Table on page 30 of this proxy statement. Mr. Bulmahn’s base salary, which was established in December 2008, is as stated in the Summary Compensation Table and did not change during 2009. Mr. Tate’s base salary for 2009, which was also established in December 2008, is shown in the Summary Compensation Table. His base salary was increased effective January 1, 2010 to $525,000. The base salaries of the other Named Executive Officers as of the date of this proxy statement are as follows: Mr. Morris (Chief Operating Officer) $398,780; Mr. Reese (Chief Financial Officer) $361,913; and Mr. Godwin (Chief Accounting Officer) $351,587.

Annual Bonus

ATP All-Employee Bonus Policy: ATP’s Board established the ATP All-Employee Bonus Policy (see description of this policy on pages 32-33 of this proxy statement) to provide additional cash incentive compensation for all employees (including the Named Executive Officers), based upon ATP’s overall performance and the individual’s performance. No specific qualitative or quantitative targets or goals were established for 2009 under the ATP All-Employee Bonus Policy. Each year, a subjective determination is made by the Chief Executive Officer as to whether ATP’s performance warrants payment of bonuses under this policy. These bonuses are then determined based upon a formula that considers individual performance, the individual’s years of service with ATP and relative base salary, with individual performance receiving the most significant weighting. Bonuses were paid to the Named Executive Officers (other than the Chief Executive Officer and President) in 2009 under this bonus policy, and are included in the amounts set forth in the Summary Compensation Table on page 30 of this proxy statement.

ATP Discretionary Bonus Policy: Despite the continued depressed credit markets during 2009, ATP achieved positive results in several key financial areas and achieved several important operational milestones, noted above. In addition, since inception of the company in 1991, ATP has maintained a 98% success rate converting undeveloped properties to producing properties. Although no specific qualitative or quantitative targets or goals were established for 2009 under the ATP Discretionary Bonus Policy (see description of this policy on page 33 of this proxy statement), in determining the Chief Executive Officer’s and the President’s bonuses under this policy, the Committee considered ATP’s achievements in 2009, delineated above, as well as each individual’s instrumental role in those achievements. The Committee analyzed the totality of the information before it, including discussions with and information provided by L&A, in recommending bonuses under this policy for the Chief Executive Officer and the President. Upon recommendation of the Committee, the independent members of the Board awarded bonuses to the Chief Executive Officer and the President under this policy for 2009 performance. These bonuses, which reflect modest increases over bonuses awarded for 2008 performance, are reflected in the Summary Compensation Table on page 30 of this proxy statement. Additionally, in 2009, Mr. Reese and Mr. Godwin were each awarded a bonus under this policy in recognition of key contributions to ATP’s achievements during 2009. As all awards under this policy are discretionary, the factors considered each year may vary and bonuses may or may not be awarded under the policy in a given year.

Long-Term Equity Incentives

Long-term equity incentives in the form of restricted common stock and stock options align the interests of executive officers with those of ATP’s shareholders by tying a portion of each executive officer’s compensation to the continued growth of the company and the appreciation of ATP’s Common Stock, and serve as a retention incentive. The ATP 2000 Stock Plan (described on page 32 of this proxy statement) provides for the award of incentive stock options, nonqualified stock options, and restricted stock awards or any combination of such awards to provide long-term incentive and reward opportunities.

The Committee recommends to the independent members of the Board the form and amount of the long-term incentive awards for the Chief Executive Officer and the President. The Chief Executive Officer recommends to the Committee, and the Committee determines, the form and amount of long-term incentive awards for the other Named Executive Officers. These recommendations and decisions are subjective, based on market competitive data, company performance, individual performance, and the objectives of retention and motivation, among other factors. These awards have not been awarded based upon specific performance targets or goals, and neither the Committee nor the Chief Executive Officer employs any specific formula for allocating between cash compensation (base salary and bonus) and non-cash compensation awarded under the ATP 2000 Stock Plan.

Restricted stock awarded to the Chief Executive Officer and the President on January 1, 2009 for performance in 2008 is reflected in the Grants of Plan Based Awards Table for fiscal year 2009 on page 31 of this proxy statement. The vesting schedule for such grants is set out in the Outstanding Equity Awards Table on page 37 of this proxy statement.

In determining incentive compensation awards for the Chief Executive Officer and the President for 2009 performance, the Committee considered the factors stated on page 26 of this proxy statement and the target for overall compensation at the 75th percentile Market Reference Point, as well as retention related considerations, the potential upside appreciation in ATP’s stock price, and the current stock ownership levels of each executive. Effective January 1, 2010, upon recommendation of the Committee, the Board awarded to the Chief Executive Officer 60,998 shares of restricted common stock. In addition, effective January 1, 2010, upon recommendation of the Committee, the Board awarded to the President 30,941 shares of restricted stock. These grants were in keeping with the Committee’s intention to position total compensation for the Chief Executive Officer and the President at the 75th percentile Market Reference Point. These grants will be reflected in the Grants of Plan-Based Awards Table for fiscal year 2010 in next year’s proxy statement.

In December 2009, each of the Named Executive Officers (other than the Chief Executive Officer and the President) was awarded grants of restricted stock and options. These awards are reflected in the Grants of Plan-Based Awards Table on page 31 of this proxy statement, and the vesting schedules for these awards are shown in the Outstanding Equity Awards Table on page 37 of this proxy statement. In December 2009, each of the Named Executive Officers (other than the Chief Executive Officer and the President) was also awarded a grant of stock options, as reflected in the Grants of Plan-Based Awards Table), which vest 25% on January 1 of each year commencing in 2011. These options and restricted stock were granted to retain and motivate these talented executives who are key to ATP’s success, while incentivizing performance that is aligned with ATP’s shareholders’ interests.

Employee Benefits & Perquisites

ATP’s Named Executive Officers are entitled to the same employee benefits as ATP’s other employees, such as medical and dental insurance and participation in ATP’s 401(k) plan. ATP offers a limited number of perquisites to the Named Executive Officers. The value of these perquisites in 2009 was less than $10,000 per person; therefore, such amounts were not included in the Summary Compensation Table.

Tax Legislation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to a public company for certain compensation paid to its chief executive officer or four other most highly compensated executive officers if the compensation of any such officers exceeds $1.0 million in a particular year. To maintain flexibility in compensating ATP’s executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible. The Committee does review the deductibility of the various forms of executive compensation utilized. The company makes payments that are not fully deductible as necessary to achieve compensation objectives and to align with shareholder interests. In connection with its policies relating to executive compensation, the Committee considered the implications of Section 162(m) along with the various other factors described in this report in making its executive compensation determinations in 2009.

ATP continues to monitor the regulatory developments under Section 409A of the Code, which was enacted as part of the American Jobs Creation Act of 2004. Additionally, ATP monitors the impact of Section 280G of the Code. Under their respective employment agreements, if benefits to which the Named Executive Officers become entitled are considered “excess parachute payments” under Section 280G of the Code, then they will be entitled to an additional payment from ATP in an amount equal to the excise tax imposed by Sections 4999 or 409A of the Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment). The estimated amount of these payments, if any, assuming a change of control occurred on December 31, 2009, is set forth in the narrative following the Summary Compensation Table under the caption “Potential Payments upon Termination or Change in Control” on page 35 of this proxy statement.

Report of the Compensation Committee

The Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this document.

The Compensation Committee,

Chris A. Brisack, Chairman

Burt A. Adams

Executive Compensation

The Summary Compensation Table set forth below includes information regarding the compensation of ATP’s Chief Executive Officer, Chief Financial Officer and each of the company’s three other most highly compensated executive officers (the “Named Executive Officers”) for the years ended December 31, 2009, 2008 and 2007. The Stock Awards column and the Option Awards column relect the “grant date fair value” of awards made in 2009, 2008 and 2007 to the Named Executive Officers, calculated in accordance with new SEC regulations issued in December 2009. See footnote 3 below the table for further detail on these calculations. There were no stock option exercises by the Named Executive Officers in 2009.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus (2) ($)	Stock Awards (3) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)	Total (1) ($)
T. Paul Bulmahn	2009	700,000	2,950,000	405,311	—	—	9,800	4,065,111
Chairman and Chief	2008	654,167	2,914,320	3,501,613	—	—	9,200	7,079,300
Executive Officer	2007	603,333	1,625,000	2,394,054	—	—	9,000	4,531,387

Leland E. Tate	2009	500,000	1,100,000	263,250	—	—	9,800	1,873,050
President (5)	2008	454,088	1,050,579	—	—	—	9,200	1,513,867
	2007	405,904	416,500	1,119,401	—	—	9,000	1,950,814

George R. Morris	2009	361,077	57,055	127,600	70,502	—	9,800	626,034
Chief Operating Officer (5)	2008	288,846	76,891	194,040	177,018	—	9,200	745,996

Albert L. Reese, Jr.	2009	325,051	99,000	127,600	79,314	—	9,800	640,765
Chief Financial Officer	2008	293,943	81,214	163,320	161,159	—	9,200	711,836
	2007	256,840	416,249	876,060	—	—	9,000	1,558,149

Keith R. Godwin	2009	317,057	79,408	111,650	70,502	—	9,800	588,417
Chief Accounting	2008	286,832	85,527	166,320	164,740	—	9,200	712,619
Officer	2007	250,626	391,795	827,390	—	—	9,000	1,478,812

(1)	Total compensation, as reflected in this column, includes the grant date fair value of restricted stock and options awarded in the indicated years, computed in accordance with ASC Topic 718. See footnote (3) below for further detail.
(2)	The bonus amounts shown for 2009 include bonuses awarded and paid in December 2009 to Messrs. Morris, Reese and Godwin under the All-Employee Bonus Policy for 2009 performance. Bonuses awarded to Mr. Bulmahn and Mr. Tate for 2009 performance, reflected above, were paid in 2010. See the discussion under the caption “Annual Bonus” in the Compensation Discussion and Analysis on page 27 of this proxy statement.

(3)	Previously, SEC regulations required disclosure of the “dollar value recognized in the indicated year as compensation expense for financial reporting purposes of restricted shares and options awarded in that year or earlier years computed per FAS123R.” Current regulations, however, require disclosure of the “grant date fair value” of restricted Common Stock and options awarded in the years indicated in the table, computed in accordance with ASC Topic 718, and as shown in the Grant of Plan Based Awards Table on page 31 of this proxy statement. Thus, as required by the new regulations, the amounts in the above table for 2008 and 2007 were re-calculated and are different than as reported in previous proxy statements. The values used for calculation of the ‘grant date fair values’ reflected in the table above are as follows:

2009:

Grant date fair value for restricted stock awards on January 1, 2009 (Mr. Bulmahn and Mr. Tate) = $5.85

Grant date fair value for restricted stock awards on December 3, 2009 (other NEOs) = $15.95

Grant date fair value for option awards on December 3, 2009 = $8.8127.

2008:

Grant date fair value for restricted stock awards on January 1, 2008 (Mr. Bulmahn) = $50.54

Grant date fair value for restricted stock awards on July 29, 2008 (other NEOs) = $27.72

Grant date fair value for option awards = $9.7204 (July 29, 2008 grant) and $2.5583 (December 29, 2008 grant)

2007:	Grant date fair value for restricted stock awards on February 16, 2007 (Mr. Bulmahn) =$41.13 Grant date fair value for restricted stock awards on December 21, 2007 (other NEOs) = $48.67

See Note 11 to the Notes to Consolidated Financial Statements in ATP’s Annual Report on Form 10-K for a description of the assumptions made in the valuation of option awards.

(4)	Consists of matching contributions to ATP’s 401(k) savings plan.

(5)	Mr. Morris became Chief Operating Officer on May 21, 2008. Prior thereto, he served as Vice President—Acquisitions since October 2007. Mr. Tate became President on May 21, 2008. Prior thereto, he served as Sr. Vice President—Operations from 2000 to 2003 and Chief Operating Officer since 2003. During 2008, Mr. Tate’s compensation structure changed as a result of his promotion to President.

Grants of Plan-Based Awards Table

Fiscal Year 2009

The following table sets forth information concerning individual grants of awards made under any plan to any of ATP’s Named Executive Officers for the year ended December 31, 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock (#) (1)	All Other Option Awards; Number of Securities Underlying Options (#) (1)	Exercise or Base Price of Option Awards ($/Sh)	Grant date fair value of stock and option awards ($) (2)
		Threshold ($)	Target ($)	Maximum ($) (1)
T. Paul Bulmahn	01-01-09	—	—	—	69,284	0	—	405,311
Leland E. Tate	01-01-09	—	—	—	45,000	0	—	263,250
George R. Morris	12-03-09	—	—	—	8,000	0	—	127,600
	12-03-09	—	—	—	0	8,000	15.95	70,502
Albert L. Reese, Jr.	12-03-09	—	—	—	8,000	0	—	127,600
	12-03-09	—	—	—	0	9,000	15.95	79,314
Keith R. Godwin	12-03-09	—	—	—	7,000	0	—	111,650
	12-03-09	—	—	—	0	8,000	15.95	70,502

(1)	The vesting dates for these awards are set forth in the Outstanding Equity Awards table on page 37.

(2)	Represents the “grant date fair value” of restricted Common Stock and options awarded in 2009, computed in accordance with ASC Topic 718, as required by applicable regulations. The valuation for restricted Common Stock, pursuant to ASC Topic 718, is based on the closing price for our Common Stock on the grant date. The closing price on the NASDAQ Global Select Market for ATP Common Stock on December 3, 2009 was $15.95 per share. The NASDAQ Global Select Market was closed on January 1, 2009, the date of Mr. Bulmahn’s and Mr. Tate’s award. We have, therefore, utilized the $5.85 per share closing price for ATP Common Stock on December 31, 2008, the last trading day prior to January 1, 2009. The valuation for options, pursuant to ASC Topic 718, is determined in accordance with a technical statistical valuation methodology.

2000 Stock Plan

ATP’s Board and shareholders adopted the 2000 Stock Plan to provide directors, employees and consultants of ATP and its subsidiaries additional incentive and reward opportunities designed to enhance the profitable growth of the company. The plan provides for the granting of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, options that do not constitute incentive stock options, and restricted stock awards. The plan is administered by the Compensation Committee of the Board. No awards under the plan may be granted after February 5, 2011. The plan will remain in effect until all awards granted under the plan have been satisfied or expired. The Board in its discretion may terminate the plan at any time with respect to any shares of Common Stock for which awards have not been granted. The awards shown in the Grants of Plan-Based Awards Table were made pursuant to this plan.

The number of shares of Common Stock that may be issued under the plan will not exceed 4,000,000 shares, subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in ATP’s capital structure. Shares of Common Stock attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards. The maximum number of shares of Common Stock that may be subject to awards granted under the plan to any one individual during the term of the plan will not exceed 50% of the aggregate number of shares that may be issued under the plan. The price at which a share of Common Stock may be purchased upon exercise of an option granted under the plan will be determined by the Compensation Committee but (a) in the case of an incentive stock option, such purchase price will not be less than the fair market value of a share of Common Stock on the date such option is granted, and (b) in the case of an option that does not constitute an incentive stock option, such purchase price will not be less than 50% of the fair market value of a share of Common Stock on the date such option is granted.

Shares of Common Stock that are the subject of a restricted stock award under the plan will be subject to restrictions on disposition by the holder of such award and an obligation of such holder to forfeit and surrender the shares under certain circumstances. The restrictions will be determined by the Compensation Committee in its sole discretion, and the Compensation Committee may provide that the restrictions will lapse upon (a) the attainment of one or more performance targets established by the Compensation Committee, (b) the award holder’s continued employment with ATP or continued service as a consultant or director for a specified period of time, (c) the occurrence of any event or the satisfaction of any other condition specified by the Compensation Committee in its sole discretion, or (d) a combination of any of the foregoing.

The plan may be amended, other than to increase the maximum aggregate number of shares that may be issued under the plan or to change the class of individuals eligible to receive awards under the plan, by the Board without the consent of ATP’s shareholders. No change in any award previously granted under the plan may be made that would impair the rights of the holder of such award without the approval of the holder.

All-Employee Bonus Policy

The All-Employee Bonus Policy is a bonus program designed to benefit all employees based upon ATP’s overall performance. The amount available for each employee under this program is based upon a formula that considers employee performance, length of service to ATP and relative base compensation. Each employee is eligible to participate in the program effective the first day of the month following the employee’s date of employment with ATP.

Discretionary Employee Bonus Policy

The purpose of the Discretionary Employee Bonus Policy is to compensate employees who demonstrate exemplary performance. It is discretionary in amount, in addition to employee compensation and participation in any other benefits offered to employees, and is open to all employees regardless of tenure, title, or responsibility.

Employment Agreements

On December 29, 2005, ATP entered into employment contracts with each of the Named Executive Officers (other than Mr. Morris), among others. On May 21, 2008, ATP entered into an employment contract with Mr. Morris (the employment contracts of the Named Executive Officers are hereafter collectively referred to as the “Employment Agreements”). Except as provided below with respect to ATP’s Chief Executive Officer, the following terms of the Employment Agreements are the same for each of the Named Executive Officers. Each Named Executive Officer’s remuneration is agreed to be his current base salary at the time of entering into the Employment Agreement, with an opportunity to participate in ATP’s bonus and stock-based compensation plans. The Employment Agreements expire on November 30, 2010 (other than that of Mr. Morris, which expires on April 30, 2011), unless sooner terminated by either the Named Executive Officer or ATP, and further provide for automatic extensions of additional one-year periods. Termination of employment of each Named Executive Officer may occur at any point with or without Cause (as defined in the Employment Agreements). Upon termination of employment for any reason, the Named Executive Officer will be entitled to receive salary through the Date of Termination (as defined in the Employment Agreements), plus accrued but unpaid vacation and any other payments or benefits to be provided to the Named Executive Officer pursuant to any employee benefit plans or arrangements adopted by ATP, to the extent such payments and benefits are earned and vested as of the Date of Termination. Should termination of employment occur due to death or disability, then such Named Executive Officer will receive all of the above compensation, plus a pro rata bonus payment determined in accordance with the Employment Agreement, and immediate vesting in outstanding Restricted Stock awarded in conjunction with the Employment Agreement.

Should termination of employment occur without Cause (as defined in the Employment Agreement) or by the Employee for Good Reason (as defined in the Employment Agreement), each affected Named Executive Officer will be entitled to salary through the end of the term of the Employment Agreement, plus a pro rata bonus payment determined in accordance with the Employment Agreement, immediate vesting in outstanding Restricted Stock awarded in conjunction with the Employment Agreement and one year of continued medical, dental, life and disability benefits for the Named Executive Officer, spouse and eligible dependents, at the same cost and under the same terms as active employees. Upon a Change in Control (as defined in the Employment Agreement), each Named Executive Officer would be entitled to immediate vesting in outstanding restricted stock awarded in conjunction with the Employment Agreement. Should termination of employment occur at or during the twelve months subsequent to a Change in Control, then each affected Named Executive Officer will be entitled to a lump sum payment equal to 1.5 times the Named Executive Officer’s Salary (as defined in the Employment Agreement), plus a pro rata bonus payment determined in accordance with the Employment Agreement, and one year of continued medical, dental, life and disability benefits for the Named Executive Officer, spouse and eligible dependents at the same cost and under the same terms as active employees. Further, the Named Executive Officer would be compensated for adverse tax consequences under section 4999 of the Internal Revenue Code of 1986, if any, for the payments made under the Employment Agreement, including but not limited to excise taxes, penalties, fines and interest.

Generally, pursuant to the Employment Agreements, a change in control is deemed to occur:

•	if any person acquires 25% or more of ATP’s voting securities (other than securities acquired directly from ATP or its affiliates);

•	if a majority of the directors of ATP are replaced other than in specific circumstances;

•

upon the consummation of a merger of ATP other than (a) a merger that would result in the voting securities of ATP outstanding immediately prior to the merger continuing to represent a majority of the voting power of the securities of the surviving entity after such merger, or (b) a merger effected to implement a recapitalization of ATP in which no person acquires more than 25% of the combined voting power of ATP’s then outstanding securities; or

•	upon the liquidation or sale of 50% or more of ATP’s assets.

Each Employment Agreement obligates the Named Executive Officer to maintain the confidentiality of ATP’s confidential and proprietary information. In addition, each Named Executive Officer is obligated, during the term of his Employment Agreement and for one year after separation from employment with ATP, not to:

•	utilize any trade secrets acquired or developed while employed by ATP;

•	engage as an employee, a partner, agent, manager, officer or director in the acquisition and development of marginal oil and gas fields in the Gulf of Mexico or the North Sea; or

•	pursue properties or projects that ATP has evaluated or acquired.

The Employment Agreement with Mr. Bulmahn, Chief Executive Officer of ATP, provides for terms similar to those described above, except that Mr. Bulmahn’s Employment Agreement provides for an annual bonus with a minimum target of 65% of his annual base salary in addition to his eligibility for performance bonus payments from time to time as established by the Compensation Committee and approved by the Board. Further, in the event of a Change in Control, Mr. Bulmahn will receive a lump sum payment equal to 2.99 times his Salary (as defined in the Employment Agreement). If termination without Cause or by the executive for Good Reason follows the Change in Control, he will receive a pro rata incentive compensation payment determined in accordance with the Employment Agreement, and three years of continued medical, dental, life, and disability benefits for himself and eligible dependents at the same cost and under the same terms as active employees. His Employment Agreement also provides for outplacement services for one year following termination by the executive for Good Reason, or termination without Cause.

Potential Payments upon Termination or Change in Control

The following table presents the estimated amounts payable pursuant to the Employment Agreements to the Named Executive Officers assuming (i) termination of employment by the company without Cause (as defined in the Employment Agreements) or for Good Reason (as defined in the Employment Agreements) by the executive, or (ii) a Change in Control (as defined in the Employment Agreements). It is assumed that the triggering event occurred on December 31, 2009. The actual amounts to be paid with respect to any Named Executive Officer could only be determined at the time of the executive’s actual separation from ATP.

Potential Payments Upon Termination

or a Change in Control

as of December 31, 2009

Event	T. Paul Bulmahn	Leland E. Tate	George R. Morris	Albert L. Reese, Jr.	Keith R. Godwin
Termination by Executive for Good Reason/Involuntary Termination without Cause
Cash severance (lump sum payment) (1)(6)	$649,881	$460,789	$143,115	$354,898	$350,306
Continuation of medical benefits (2)	$38,282	$2,994	$30,357	$21,880	$29,689
Outplacement Services (3)	$75,000	—	—	—	—
Change in Control and No Termination		—	—	—	—
Cash payment (lump sum)	$10,944,958	—	—	—	—
Change in Control and Termination within 12 months (4)
Cash payment (lump sum) (1)	—	$2,404,019	$729,599	$729,242	$692,340
Continuation of medical benefits (2)	$38,282	$2,994	$30,357	$21,880	$29,689
Outplacement Services (3)	$75,000	—	—	—	—
Excise Tax Gross Up (5)	$243,684	—	—	—	—

(1)	This estimated payment is based on annual base salary rates for each Named Executive Officer as of December 31, 2009 plus medical insurance benefits and long term disability insurance through the end of each executive’s Employment Agreement term, and assumes no bonus payments after December 31, 2009. If (i) a Change in Control followed by termination, (ii) termination by the executive for Good Reason or by ATP without Cause, or (iii) termination due to the death or disability were to occur mid-year rather than on December 31, the affected Named Executive Officer would also be entitled to a pro-rata portion of his incentive compensation for the year in which the change occurred.
(2)	Represents the aggregate estimated value of the health, dental, life and disability insurance benefits as of December 31, 2009, which would be paid monthly over a three-year period for Mr. Bulmahn and a 12-month period for the other Named Executive Officers in the event of termination by the executive for Good Reason or by ATP without Cause.
(3)	Represents the estimated value of outplacement services to which Mr. Bulmahn would be entitled in the event of termination by the executive for Good Reason or by ATP without Cause.
(4)	Mr. Bulmahn’s Change in Control cash payment (lump sum) is payable upon Change in Control, regardless of whether termination occurs, and his continuation of medical benefits, outplacement services and excise tax gross up amounts become payable upon termination whether or not the termination occurs within 12 months following a Change in Control.
(5)	Assuming termination and a Change in Control occurred on December 31, 2009, Mr. Bulmahn would be entitled to the “Excise Tax Gross Up” set forth in the table above as compensation for amounts payable under section 4999 of the Internal Revenue Code of 1986. This estimated amount is based on a section 4999 excise tax rate of 20% and a 35% federal income tax rate. Based on the amounts in the table above, no other Named Executive Officer would have any section 4999 liability and, therefore no other Named Executive Officer would receive compensation in this regard.
(6)	Mr. Morris’ Employment Agreement term renews on May 1 each year, while the other Named Executive Officers’ Employment Agreement terms renew on December 1 each year. Since this calculation assumes the triggering event occurred December 31 and includes salary and certain benefits through the end of the term for each executive, Mr. Morris’ calculation is based on a four-month period rather than an 11-month period.

In addition to the cash payments shown in the table above, upon death or disability, termination without Cause, a Corporate Change (as defined in the 2000 Stock Plan) or a Transaction (as defined in the 2000 Stock Plan), all unvested restricted shares of Common Stock previously awarded to the affected Named Executive Officer would vest (as would all similar awards granted to any employee). The value of the unvested restricted shares as of December 31, 2009 was $1,899,767, $1,137,930, $461,570, $475,280 and $443,290 for Messrs. Bulmahn, Tate, Morris, Reese and Godwin, respectively (based on the $18.28 per share closing price for ATP’s Common Stock on the NASDAQ Global Select Market on that date). Also upon a Corporate Change, all unvested stock options previously awarded to each Named Executive Officer would vest, as they would for all employees. The value of the unvested stock options as of December 31, 2009 was $226,640, $222,470, and $213,640 for Messrs. Morris, Reese and Godwin, respectively (all based on the $18.28 per share closing price for ATP’s Common Stock on the NASDAQ Global Select Market on that date). In the event of termination due to death or disability, any vested stock options would continue to be exercisable for a one-year period. In the event of termination for any other reason, any vested stock options would continue to be exercisable for a six-month period. These benefits are also available to all other employees. These non-cash amounts are not reflected in the table above.

Outstanding Equity Awards

The following table presents information concerning outstanding equity awards held by the Named Executive Officers as of December 31, 2009.

Outstanding Equity Awards At Fiscal Year End

Name	Option Awards					Stock Awards
	Number of Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#) (1)		Market Value of Shares of Stock That Have Not Vested (2) ($)
T. Paul Bulmahn	—	—		—	—	34,642	(3)	633,256
						69,284	(4)	1,266,512
Leland E. Tate	40,000	—		20.49	May 12, 2010	17,250	(5)	315,330
						45,000	(12)	822,600
George R. Morris	7,500	7,500	(6)	57.31	Oct. 31, 2012	7,500	(7)	137,100
						4,500	(5)	82,260
	3,500	10,500	(8)	27.72	July 29, 2013	5,250	(9)	95,970
		16,000	(10)	5.28	Dec. 29, 2013	8,000	(13)	146,240
		8,000	(11)	15.95	Dec. 3, 2014
Albert L. Reese, Jr.	20,000	—		20.49	May 12, 2010	13,500	(5)	246,780
	3,125	9,375	(8)	27.72	July 29, 2013	4,500	(9)	82,260
		15,500	(10)	5.28	Dec. 29, 2013	8,000	(13)	146,240
		9,000	(11)	15.95	Dec. 3, 2014
Keith R. Godwin	25,000	—		20.49	May 12, 2010	12,750	(5)	233,070
	3,250	9,750	(8)	27.72	July 29, 2013	4,500	(9)	82,260
		15,000	(10)	5.28	Dec. 29, 2013	7,000	(13)	127,960
		8,000	(11)	15.95	Dec. 3, 2014

(1)	All options and restricted Common Stock will vest earlier than the dates indicated in the footnotes below upon a “Corporate Change” or a “Transaction” as defined in ATP’s 2000 Stock Plan.
(2)	Based on the closing price on the NASDAQ Global Select Market for ATP Common Stock on December 31, 2009 ($18.28 per share).
(3)	These stock award shares vest as follows: 1/2 on each of January 1, 2010 and January 1, 2011.
(4)	These stock award shares vest as follows: 34,642 on January 1, 2010 and 17, 321 on each of January 1, 2011 and January 1, 2012.
(5)	These stock award shares vest as follows: 1/3 on January 1, 2010, and 2/3 on January 1, 2011.
(6)	These options vest as follows: 1/2 on each of November 1, 2010 and 2011.
(7)	These stock award shares vest on December 1, 2010.
(8)	These options vest as follows: 1/3 on each of each of August 1, 2010, 2011 and 2012.
(9)	These stock award shares vest as follows: 1/3 on August 1, 2009, and 2/3 on August 1, 2011.
(10)	These options vest as follows: 1/4 on each of January 1, 2010, 2011, 2012 and 2013.
(11)	These options vest as follows: 1/4 on each of January 1, 2011, 2012, 2013 and 2014
(12)	These stock award shares vest as follows: 1/2 on January 1, 2010 and 1/4 on each of January 1, 2011 and January 1, 2012.
(13)	These stock award shares vest as follows: 1/4 on each of January 1, 2011 and January 1, 2012, and 1/2 on January 1, 2013.

Stock Option Exercises and Fiscal Year-End Values

The following table contains information with respect to the value of stock awards that vested, and the number of options exercised and the value realized from exercised options, for each of the Named Executive Officers, during the year ended December 31, 2009.

Option Exercises and Stock Vested

Fiscal Year 2009

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
T. Paul Bulmahn	0	0	34,642	202,656	(1)
			14,552	251,895	(2)
Leland E. Tate	0	0	5,750	33,638	(1)
George R. Morris	0	0	1,500	8,775	(1)
			3,750	61,275	(4)
			1,750	13,563	(3)
Albert L. Reese, Jr.	0	0	4,500	26,325	(1)
			1,500	11,625	(3)
Keith R. Godwin	0	0	4,250	24,863	(1)
			1,500	11,625	(3)

(1)	These shares vested on January 1, 2009. Value is based on the closing price on the NASDAQ Global Select Market for ATP Common Stock on December 31, 2008 ($5.85 per share), the last business day before the vesting date, on which the market was closed.
(2)	These shares vested on November 1, 2009. Value is based on the closing price on the NASDAQ Global Select Market for ATP Common Stock on October 30, 2009 ($17.31 per share) the last business day prior to the vesting date, which occurred on a weekend.
(3)	These shares vested on August 1, 2009. Value is based on the closing price on the NASDAQ Global Select Market for ATP Common Stock on July 31, 2009 ($7.75 per share) the last business day prior to the vesting date, which occurred on a weekend.
(4)	These shares vested on December 1, 2009. Value is based on the closing price on the NASDAQ Global Select Market for ATP Common Stock on December 1, 2009 ($16.34 per share).

Securities Authorized for Issuance under Equity Compensation Plans

The following table includes information regarding ATP’s equity compensation plans as of the year ended December 31, 2009.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,634,105	$33.91	234,896
Equity compensation plans not approved by security holders	n/a	n/a	n/a

	1,634,105		234,896

Compensation Committee Interlocks and Insider Participation

None of ATP’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of ATP’s Board or the Compensation Committee. No person who was an officer or employee of ATP or any of its subsidiaries in 2009, or in prior years, served as a member of ATP’s Compensation Committee in 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires ATP’s executive officers, directors and persons who beneficially own more than 10% of the Common Stock to file reports of ownership and changes in ownership of the Common Stock with the SEC and to furnish ATP with copies of all Section 16(a) forms they file.

Based on ATP’s review of the Section 16(a) filings that have been received by ATP, ATP has determined that none of those Section 16(a) filings were filed following the date required under such section.

Shareholder Proposals and Director Nominations

Shareholders may propose matters to be presented at future shareholders’ meetings and may also nominate persons for election as Directors. Formal procedures exist for such proposals and nominations.

Any shareholder desiring to present a proposal for inclusion in ATP’s proxy materials for the Annual Meeting of Shareholders to be held in 2011 (the “2011 Annual Meeting”) must present the proposal to the Secretary of ATP not later than December 30, 2010. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, will be included in ATP’s proxy materials for the 2011 Annual Meeting.

If a shareholder desires to nominate a director or bring a matter before an annual meeting and the proposal is submitted outside the process of Rule 14a-8, such proposal must be made in compliance with ATP’s bylaws. ATP’s bylaws provide generally that such nomination or proposal must be delivered in writing to the Corporate Secretary of ATP at least 90 but no more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting of Shareholders, in order to be considered timely, subject to compliance with any other applicable provisions of ATP’s bylaws. Therefore, shareholders who wish to nominate directors or to bring business before the 2011 Annual Meeting outside of the process of Rule 14a-8 as described above must notify ATP not earlier than February 4, 2011 nor later than March 6, 2011. The chairman of the meeting may determine that any proposal for which ATP did not receive timely notice shall not be considered at the meeting. If in the discretion of such chairman any such proposal is to be considered at the meeting, the persons designated in ATP’s proxy materials will be granted discretionary authority with respect to the untimely shareholder proposal.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by ATP under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Report of the Compensation Committee,” and “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) as well as the annexes to this Proxy Statement, will not be deemed incorporated unless specifically provided otherwise in such filing nor will it be deemed to be “soliciting material” or to be “filed” with the SEC. Information contained on or connected to ATP’s website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that ATP makes with the SEC.

Other Matters

The Board is not aware of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons named in the proxy.

By Order of the Board of Directors,

ISABEL M. PLUME

Corporate Secretary

April 29, 2010

APPENDIX A

ATP OIL & GAS CORPORATION

2010 STOCK PLAN

I. PURPOSE

The purpose of the ATP OIL & GAS CORPORATION 2010 STOCK PLAN (the “Plan”) is to provide a means through which ATP OIL & GAS CORPORATION, a Texas corporation ( the “Company”), and its subsidiaries may attract able persons to serve as directors or consultants, or to enter the employ of the Company or its subsidiaries and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company and its subsidiaries rest, and whose present and potential contributions to the welfare of the Company and its subsidiaries are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and its subsidiaries. A further purpose of the Plan is to provide such individuals with the additional incentive and reward opportunities designed to enhance the profitable growth of the Company and its subsidiaries. Accordingly, the Plan provides for granting awards of Incentive Stock Options, options that do not constitute Incentive Stock Options, Restricted Stock Awards, Restricted Stock Bonus Awards, Performance Share Bonus Awards, Stock Appreciation Rights or any combination of the foregoing, as is best suited to the circumstances of the particular employee, consultant or director as provided herein.

II. DEFINITIONS

The following definitions shall be applicable throughout the Plan unless specifically modified by any paragraph:

a)	“Award” means any of Incentive Stock Options, Stock Options, Restricted Stock Awards, Restricted Stock Bonus Awards, Performance Share Bonus Awards, or Stock Appreciation Rights (all as further defined in this Article II) granted pursuant to the provisions of the Plan. Awards shall not be affected, except as required by law, by a change of Eligibility Status so long as the Holder is in Continuous Service to the Company.

b)	“Board” mean the Board of Directors of the Company.

c)	“Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

d)	“Committee” means the Compensation Committee of the Board as provided in Paragraph IV.a).

e)	“Common Stock” means the common stock, par value $.001 per share, of the Company, or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Paragraph VIII.

f)	“Company” means ATP OIL & GAS CORPORATION, a Texas corporation.

g)	“Consultant” means any person who is not an Employee or a Director and who is compensated for providing advisory or consulting services to the Company or any Related Corporation.

h)	“Continuous Service” means the absence of any interruption or termination of service as a Director, Employee or Consultant. Continuous Service shall not be considered interrupted in the case of (i) sick leave; (ii) military leave; (iii) any other leave of absence as approved by the Board or the Chief Executive Officer of the Company provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (iv) in the case of transfers between locations of the Company or between the Company, its Related Corporations or its successor.

i)	“Director” means an individual elected to the Board by the shareholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

j)	“Employee” means any person in an employment relationship with the Company or any Related Corporation.

k)	“Eligibility Status” means being a Director, Employee or Consultant at any given time.

l)	“Fair Market Value” means, as of any specified date, the mean of the high and low sales prices of the Common Stock (i) reported by the National Market System of NASDAQ on that date or (ii) if the Common Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is traded over the counter at the time determination of its fair market value is required to be made hereunder, its fair market value shall be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. In the event Common Stock is not publicly traded at the time a determination of its value is required to be made hereunder, the determination of its fair market value shall be made by the Committee in such a manner as it deems appropriate.

m)	“Forfeiture Restriction” shall have the meaning assigned to such term in Paragraph VII.b) of the Plan

n)	“Holder” means an Employee, Consultant, or Director who has been granted an Award.

o)	“Incentive Stock Option” or “ISO” means an incentive stock option within the meaning of section 422 of the Code, granted in accordance with Paragraph VII.a) of the Plan.

p)	“1934 Act” means the Securities Exchange Act of 1934, as amended.

q)	“Option” means an Award granted in accordance with Paragraph VII.a) of the Plan, including both Incentive Stock Options and Stock Options.

r)	“Option Agreement” means a written agreement between the Company and a Holder with respect to an Option.

s)	“Performance Share Bonus Award” means a grant of shares of Common Stock not requiring a Holder to pay any amount of monetary consideration and which grant is awarded in accordance with Paragraph VII.d) of the Plan.

t)	“Performance Share Bonus Award Agreement” means a written agreement between the Company and a Holder with respect to a Performance Share Bonus Award.

u)	“Plan” means this ATP Oil & Gas Corporation 2009 Stock Plan, as amended from time to time.

v)	“Related Corporation” means any parent corporation or subsidiary corporation (as such terms are defined in section 424 of the Code) of the Company.

w)	“Restricted Stock Award” means an Award granted in accordance with Paragraph VII.b) of the Plan, comprised of shares of Common Stock issued with the restriction that the Holder may not sell, transfer, pledge, or assign such Common Stock and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may determine.

x)	“Restricted Stock Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

y)

“Restricted Stock Bonus Award” means a grant of shares of Common Stock [(i) issued with the restriction that the Holder may not sell, transfer, pledge, or assign such Common Stock and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may determine, and ](ii) not requiring a Holder to pay any amount of monetary consideration and which grant is awarded in accordance with Paragraph VII.c) of the Plan.

z)	“Restricted Stock Bonus Award Agreement” means a written agreement between the Company and a Holder with respect to a Restricted Stock Bonus Award.

aa)	“Rule 16b-3” means SEC Rule 16b-3 promulgated under the 1934 Act, as such may be amended from time to time, and any successor rule, regulation or statue fulfilling the same or a similar function.

bb)	“Section 16 Reporting Officers” means officers of the Company subject to Section 16 a of the 1934 Securities Exchange Act, as amended.

cc)	“Stock Appreciation Right” shall have the meaning assigned to such term in Paragraph VII. of the Plan.

dd)	“Stock Option” means any right granted to a Holder under Paragraph VII.a) of the Plan allowing such Holder to purchase Common Stock at such price or prices and during such period as the Committee may determine, and which options do not constitute Incentive Stock Options.

ee)	“Ten Percent Shareholder” shall have the meaning assigned to such term in clause 3.C of Paragraph VII.a) of the Plan.

III. EFFECTIVE DATE AND DURATION OF THE PLAN

The Plan shall become effective upon the date of its adoption by the Board, provided that the Plan is approved by the shareholders of the Company within twelve months thereafter. Notwithstanding any provision in the Plan or in any agreement for an Award of any kind, no part of any Award shall vest or be exercisable prior to such shareholder approval. No further Awards may be granted under the Plan after ten (10) years from the date the Plan is adopted by the Board. The Plan shall remain in effect until all Awards have been satisfied, expired, vested or forfeited.

IV. ADMINISTRATION

a)	Composition of Committee. The Plan shall be administered by the Compensation Committee, a committee of, and appointed by, the Board that shall be comprised solely of two or more outside Directors (within the meaning of the term “outside directors” as used in section 162(m) of the Code and applicable interpretive authority thereunder and within the meaning of “Non-Employee Director” as defined in Rule 16b-3).

b)	Powers. Subject to the express provisions of the Plan, the Committee shall have authority, in its discretion, to determine which Employees, Consultants, or Directors shall receive an Award, the time or times when such Award shall be made, the type of an Award it shall be, and the number of shares or share equivalents to be subject to each Award. In making such determinations, the Committee shall take into account the nature of the services rendered by the respective Employees, Consultants, or Directors, their present and potential contribution to the Company’s success and such other factors as the Committee in its discretion shall deem relevant. The Committee may delegate to the Company’s Chief Executive Officer the authority to make such determinations and Awards for all Awards to employees and officers except Section 16 Reporting Officers. To the extent that the Committee delegates such authority to the Chief Executive Officer, references in this Plan to the Committee shall be deemed to include such delegatee acting in accordance with the limitations of such delegation.

c)

Additional Powers. The Committee shall have such additional powers as are delegated to it by the other provisions of the Plan. Subject to the express provisions of the Plan, this shall include the power to construe the Plan and the respective agreements executed hereunder, to prescribe rules and regulations relating to the Plan, and to determine the terms, restrictions and provision of the agreement relating to each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it shall deem expedient to carry it into effect. The determinations of the Committee on the matters referred to in this Paragraph IV. shall be conclusive.

V. SHARES SUBJECT TO THE PLAN; GRANT OF AWARDS

a)	Shares Subject to the Plan and Award Limits. Subject to adjustment in the same manner as provided in Paragraph VIII with respect to shares of Common Stock subject to Awards then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed six million (6,000,000) shares. Shares shall be deemed to have been issued under the Plan only (i) to the extent actually issued and delivered pursuant to an Award or (ii) to the extent an Award is settled in cash. To the extent that an Award lapses or the rights of its Holder terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan. Notwithstanding any provision in the Plan to the contrary, the maximum number of shares of Common Stock that may be subject to Awards granted to any one individual during the term of the Plan may not exceed 50% of the aggregate number of shares of Common Stock that may be issued under the Plan as adjusted from time to time in accordance with the provisions of the Plan. The limitation set forth in the preceding sentence shall be applied in a manner that will permit compensation generated under the Plan to constitute “performance-based” compensation for purposes of section 162(m) of the Code, including, without limitation, counting against such maximum number of shares, to the extent required under section 162(m) of the Code and applicable interpretive authority thereunder, any shares subject of Options that are canceled or repriced.

b)	Grant of Awards. The Committee may from time to time grant Awards to one or more Employees, Consultants, or Directors determined to be eligible for participation in the Plan in accordance with the terms of the Plan.

c)	Stock Offered. Subject to the limitations set forth in Paragraph V.a), the stock to be offered pursuant to the grant of an Award may be authorized but unissued Common Stock or Common Stock previously issued and outstanding and reacquired by the Company. Any of such shares that remain unissued and that are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan but, until termination of the Plan, the Company shall at all times make available a sufficient number of shares to meet the requirements of the Plan.

VI. ELIGIBILITY

Awards may be granted only to persons who, at the time of grant, are Employees, Consultants, or Directors. Awards may be granted on more than one occasion to the same person, and, subject to the limitation set forth in the Plan, such Award may include any type of the various Awards or any combination thereof.

VII. PROVISIONS FOR AWARDS

a)	Stock Options: Each Option Award shall be evidenced by an Option Agreement in such form and containing such provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve, including, without limitation, provisions to qualify an Incentive Stock Option under section 422 of the Code. Options will be designated as Stock Options or Incentive Stock Options at the time of grant. The terms and conditions of the respective Option Agreements need not be identical.

1.	Option Period. The term of each Option shall be as specified by the Committee at the date of grant. No Option will be exercisable after the expiration of its term.

2.	Vesting. Options with respect to shares of Common Stock awarded under the Option Agreement shall be exercisable pursuant to a vesting schedule to be determined by the Committee and set forth in the Holder’s Option Agreement. An Option shall be exercisable in whole or in such installments and at such times as determined by the Committee.

3.	Special Limitations on Incentive Stock Options.

a.	An Incentive Stock Option may be granted only to an individual who is an Employee at the time the Option is granted.

b.	To the extent that the aggregate Fair Market Value (determined at the time the respective Incentive Stock Option is granted) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year under all incentive stock option plans of the Company and its Related Corporations exceeds $100,000, such excess Incentive Stock Options shall be treated as Stock Options. The Committee shall determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of a Holder’s Incentive Stock Options will not constitute Incentive Stock Options because of such limitation and shall notify the Holder of such determination as soon as practicable after such determination.

c.	No Incentive Stock Option shall be granted to an individual if, at the time the Option is granted, such individual owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or of its Related Corporations, within the meaning of section 422(b)(6) of the Code (a “Ten Percent Shareholder”), unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

d.	An Incentive Stock Option shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable during the Holder’s lifetime only by such Holder or the Holder’s guardian or legal representative.

4.	Termination of Holder’s Continuous Service. Each Option Agreement shall specify the effect of termination of (i) employment, (ii) the consulting or advisory relationship, or (iii) membership on the Board, as applicable on the exercisability of the Option.

5.

Option Price and Payment.  An Option Agreement may provide for the payment of the option price, in whole or in part, by the delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such option price. Moreover, an Option Agreement may provide for a “cashless exercise” of the Option by establishing procedures satisfactory to the Committee with respect thereto. Further, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock or a combination of cash and shares of Common Stock equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the option price therefor (“Stock Appreciation Rights”), on such terms and conditions as the Committee in its sole discretion may prescribe. In the case of any such Stock Appreciation Right that is granted in connection with an Incentive Stock Option, such right shall be exercisable only when the Fair Market Value of the Common Stock exceeds the price specified therefor in the Option or the portion thereof to be surrendered and the other requirements of Treasury Regulation section 1.422-5(d)(3) are satisfied. The price at which a share of Common Stock may be purchased upon exercise of an Option shall be determined by the Committee but, subject to adjustment as provided in Paragraph VIII, (i) in the case of an Incentive Stock Option, such purchase price shall not be less than the Fair Market Value of a share of Common Stock on the date such Option is granted, and (ii) in the case of a Stock Option, such purchase price shall not be less than 50% of the Fair Market Value of a share of Common Stock on the date such Option is granted; provided that if the purchase price for the Option is less than 100% of the Fair Market Value of a share of Common Stock on the date such Option is granted, the Option will not be exempt from Code section 409A. The Option or portion thereof may be exercised by delivery of an irrevocable notice of exercise to the Company, as specified by the Committee. The purchase price of the Option or portion thereof shall be paid in full in the manner prescribed by the Committee. Separate stock certificates shall be issued by the Company for those shares acquired pursuant to the exercise of an Incentive Stock Option and for the exercise of any Stock Option.

6.	Stockholder Rights and Privileges. The Holder shall be entitled to all the privileges and rights of a stockholder only with respect to such shares of Common Stock as have been purchased under the Option and for which certificates of stock have been registered in the Holder’s name following the exercise of the Option.

7.	Options and Rights in Substitution for Stock Options Granted by Other Corporations. Options and Stock Appreciation Rights may be granted under the Plan from time to time in substitution for stock options held by individuals employed by corporations who become employees as a result of a merger or consolidation or other business combination of the employing corporation with the Company or any Related Corporation; provided that the requirements of Code section 409A are satisfied with respect to such newly issued Option.

b)	Restricted Stock Awards: At the time any Award is made under this Paragraph VII.b), the Company and the Holder shall enter into a Restricted Stock Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. The terms and conditions of Restricted Stock Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Agreements need not be identical.

1.	Forfeiture Restrictions to Be Established by the Committee. Shares of Common Stock that are the subject of a Restricted Stock Award shall be subject to restrictions on disposition by the Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances (the “Forfeiture Restrictions”). The Forfeiture Restrictions shall be determined by the Committee in its sole discretion, and the Committee may provide that the Forfeiture Restrictions shall lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on (1) the price of a share of Common Stock, (2) the Company’s earnings per share, (3) the Company’s market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company’s sales, (6) the sales of a business unit of the Company designated by the Committee, (7) the net income (before or after taxes) of the Company or any business unit of the Company designated by the Committee, (8) the cash flow return on investment of the Company or any business unit of the Company designated by the Committee, (9) the earnings before or after interest, taxes, depreciation, and/or amortization of the Company or any business unit of the Company designated by the Committee, (10) the economic value added, (11) the return on shareholders’ equity achieved by the Company, (12) the Holder’s continued employment with the Company or continued service as a Consultant or Director for a specified period of time, (13) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (14) a combination of any of the foregoing. Each Restricted Stock Award may have different Forfeiture Restrictions, in the discretion of the Committee.

2.	Other Terms and Conditions. Common Stock awarded pursuant to a Restricted Stock Award shall be represented by a stock certificate registered in the name of the Holder of such Restricted Stock Award. The Holder shall have the right to receive dividends with respect to Common Stock subject to a Restricted Stock Award, to vote Common Stock subject thereto and to enjoy all other stockholder rights, except that (i) the Holder shall not be entitled to delivery of the stock certificate until the Forfeiture Restrictions have expired, (ii) the Company shall retain custody of the stock until the Forfeiture Restrictions have expired, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the stock until the Forfeiture Restrictions have expired, and (iv) a breach of the terms and conditions established by the Committee pursuant to the Restricted Stock Agreement shall cause a forfeiture of the Restricted Stock Award. At the time of such Award, the Committee may, in its sole discretion, prescribe additional terms, conditions or restrictions relating to Restricted Stock Awards, including, but not limited to, rules pertaining to the termination of employment or service as a Consultant or Director (by retirement, disability, death or otherwise) of a Holder prior to expiration of the Forfeiture Restrictions. Such additional terms, conditions or restrictions shall be set forth in a Restricted Stock Agreement made in conjunction with the Award.

3.	Payment for Restricted Stock. The Committee shall determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder shall not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

4.	Committee’s Discretion to Accelerate Vesting of Restricted Stock Awards. The Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all Common Stock awarded to a Holder pursuant to a Restricted Stock Award and, upon such vesting, all restrictions applicable to such Restricted Stock Award shall terminate as of such date. Any action by the Committee pursuant to this Subparagraph may vary among individual Holders and may vary among the Restricted Stock Awards held by any individual Holder. Since the Company is a “publicly held corporation” (as defined in section 162(m) of the Code and applicable interpretive authority thereunder), the Committee may not take any action described in this Subparagraph with respect to a Restricted Stock Award that has been granted after such date to a “covered employee” (within the meaning of Treasury Regulation section 1.162-27(c)(2)) if such Award has been designed to meet the exception for performance-based compensation under section 162(m) of the Code.

5.	Termination of Holder’s Continuous Service. Each Restricted Stock Agreement shall specify the effect of termination of (i) employment, (ii) the consulting or advisory relationship, or (iii) membership on the Board, as applicable on the exercisability of the Restricted Stock Award.

c)	Restricted Stock Bonus Awards: At the time any Award is made under this Paragraph VII.c), the Company and the Holder shall enter into a Restricted Stock Bonus Award Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. Restricted Stock Bonus Awards shall be paid by the Company in shares of the Common Stock of the Company. The terms and conditions of Restricted Stock Bonus Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Bonus Award Agreements need not be identical, but each Restricted Stock Bonus Award Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

1.

Consideration.  A Restricted Stock Bonus Award may be awarded in consideration for past services actually rendered to the Company or a Related Corporation for its benefit; provided, however, that in the case of a Restricted Stock Bonus Award to be made to a new Employee or

Consultant who has not performed prior services for the Company, the Company shall require such consideration to be paid as will ensure compliance with the Texas Business Corporation Act or the Texas Business Organizations Code, as applicable.

2.	Vesting. Shares of Common Stock awarded under the Restricted Stock Bonus Award Agreement shall be subject to a share reacquisition right in favor of the Company in accordance with a vesting schedule to be determined by the Committee and set forth in the Holder’s Restricted Stock Bonus Award Agreement. If vesting is based on the Holder’s Continuous Service, such Restricted Stock Bonus Award shall not fully vest in less than three (3) years. Notwithstanding the foregoing, the vesting of a Restricted Stock Bonus Award may be conditioned or accelerated upon the achievement of performance criteria as determined by the Committee.

3.	Termination of Holder’s Continuous Service. In the event a Holder’s Continuous Service terminates, the Company shall automatically reacquire without cost any or all of the shares of Common Stock held by the Holder that have not vested as of the date of termination under the terms of the Restricted Stock Bonus Award Agreement.

4.	Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Bonus Agreement shall be transferable by the Holder only upon such terms and conditions as are set forth in the Restricted Stock Bonus Award Agreement, as the Committee shall determine in its discretion, so long as Common Stock awarded under the Restricted Stock Bonus Award Agreement remains subject to the terms of the Restricted Stock Bonus Award Agreement.

d)	Performance Share Bonus Award: At the time any Award is made under this Paragraph VII.d), the Company and the Holder shall enter into a Performance Share Bonus Award Agreement setting forth each of the matters contemplated hereby and such other matters as the Committee may determine to be appropriate. Performance Share Bonus Awards shall be paid by the Company in cash or shares of the Common Stock of the Company, as determined by the Committee in its sole discretion. The terms and conditions of Performance Share Bonus Award Agreements may change from time to time, and the terms and conditions of separate Performance Share Bonus Award Agreements need not be identical, but each Performance Share Award Bonus Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

1.	Consideration. Performance Share Bonuses may be awarded in consideration for past services actually rendered to the Company or a Related Corporation for its benefit. In the event that Performance Share Bonuses are granted to a new Employee or Consultant who has not performed prior services for the Company, the Performance Share Bonus will not be awarded until the Committee determines that such person has rendered services to the Company for a sufficient period of time to ensure proper issuance of the shares in compliance with the Texas Business Corporation Act or the Texas Business Organizations Code, as applicable.

2.	Vesting. Vesting shall be based on the achievement of certain performance criteria, whether financial, transactional or otherwise, as determined by the Committee. Vesting shall be subject to the Performance Share Bonus Award Agreement. Generally, Performance Share Bonuses shall not fully vest in less than one (1) year. Notwithstanding the foregoing, the vesting of Performance Share Bonuses may be accelerated upon the achievement of performance criteria as determined by the Committee. Upon failure to meet performance criteria, shares of Common Stock awarded under the Performance Share Bonus Award Agreement shall be subject to a share reacquisition right in favor of the Company in accordance with a vesting schedule to be determined by the Committee.

3.	Termination of Holder’s Continuous Service. In the event a Holder’s Continuous Service terminates, the Company shall reacquire any or all of the shares of Common Stock held by the Holder that have not vested as of the date of termination under the terms of the Performance Share Bonus Award Agreement.

4.	Transferability. Rights to acquire shares of Common Stock under the Performance Share Bonus Award Agreement shall be transferable by the Holder only upon such terms and conditions as are set forth in the Performance Share Bonus Award Agreement, as the Committee shall determine in its discretion, so long as Common Stock awarded under the Performance Share Bonus Award Agreement remains subject to the terms of the Performance Share Bonus Award Agreement.

VIII. RECAPITALIZATION OR REORGANIZATION

a)	No Effect on Right or Power. The existence of the Plan and the Awards granted hereunder shall not affect in any way the right or power of the Board, the Committee or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s or any Related Corporation’s capital structure or its business, any merger or consolidation of the Company or any Related Corporation, any issue of debt or equity securities ahead of or affecting Common Stock or the rights thereof, the dissolution or liquidation of the Company or any Related Corporation or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

b)	Subdivision or Consolidation of Shares; Stock Dividends. The shares with respect to which Awards may be granted are shares of Common Stock as presently constituted, but if, and whenever, prior to the expiration of an Award theretofore granted, the Company shall effect a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which such Award may thereafter be exercised (i) in the event of an increase in the number of outstanding shares shall be proportionately increased, and the purchase price per share shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares shall be proportionately reduced, and the purchase price per share shall be proportionately increased. Any fractional share resulting from such adjustment shall be rounded up to the next whole share.

c)	Recapitalizations and Corporate Changes.

1.	If the Company recapitalizes, reclassifies its capital stock, or otherwise changes its capital structure (a “Recapitalization”), the number and class of shares of Common Stock covered by an Award theretofore granted shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the Recapitalization if, immediately prior to the Recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Award.

2.	If the Company shall be a party to a merger or consolidation that results in at least 40% of the total voting power represented by the voting stock of the Company (or the successor to the Company) outstanding immediately after such merger or consolidation being owned or controlled (including, without limitation, the power to vote) by persons or entities other than the shareholders of the Company immediately prior to such merger or consolidation (a “Transaction”), then, except as provided in any Award Agreement, upon the consummation of such Transaction, all outstanding Awards shall immediately vest and become exercisable or satisfiable, as applicable, and any such outstanding Awards shall continue to be exercisable for the remainder of the applicable Award term.

3.

If (i) the Company shall not be the surviving entity in a merger or consolidation (or survives only as a subsidiary of an entity) other than a Transaction as described in the preceding sentence, (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the 1934 Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than 50% of the outstanding shares of the Company’s voting stock (based upon voting power), or (v) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board (each such event is referred to in clauses (i), (ii), (iii), (iv) or (v) herein as a “Corporate Change”), then no later than (x) 10 days after the approval by the shareholders of the Company of such Corporate Change of the type described in clauses (i), (ii), (iii) or (v), or (y) 30 days after a Corporate Change of the type described in clause (iv), the Committee, acting in its sole discretion without the consent or approval of any Holder, shall effect one or more of the following alternatives, which alternatives may vary among individual Holders and which may vary among Awards held by any individual Holder:

A.	accelerate the time at which Awards then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Awards and all rights of Holders thereunder shall terminate,

B.	require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Awards held by such Holders (irrespective of whether such Awards are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee shall thereupon cancel such Awards and cause the Company to pay to each Holder an amount of cash per share equal to the excess, if any, of the amount calculated in Subparagraph VIII.d) below (the “Change of Control Value”) of the shares subject to such Award over the exercise price(s) under such Awards for such shares,

C.	make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Awards then outstanding), or

D.	provide that the number and class of shares of Common Stock covered by an outstanding Award shall be adjusted so that such Award shall thereafter cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Holder had been the holder of record of the number of shares of Common Stock then covered by such Award.

d)	Change of Control Value. For the purposes of clause 3.B. in Subparagraph VIII.c) above, the “Change of Control Value” shall equal the amount determined in clause (i), (ii) or (iii), whichever is applicable, as follows: (i) the per share price offered to shareholders of the Company in any such merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to shareholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which such Options being surrendered are exercisable, as determined by the Committee as of the date determined by the Committee to be the date of cancellation and surrender of such Options. In the event that the consideration offered to shareholders of the Company in any transaction described in this Subparagraph VIII.d) or Subparagraph VIII.c) above consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash.

e)

Other Changes in the Common Stock.  In the event of changes in the outstanding Common Stock by reason of recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to the holders of Common Stock occurring after the date of the grant of any Award and not otherwise provided for by this Paragraph VIII., such Award and any agreement evidencing such Award shall be subject to adjustment by the Committee at its discretion as to the number and price of shares of Common Stock or other consideration subject to such Award. In the event of any such change in the outstanding Common Stock or distribution to the holders of Common Stock, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted by the Committee, whose determination shall be conclusive.

f)	Stockholder Action. Any adjustment provided for in the above Subparagraphs of this Paragraph VIII. shall be subject to any required stockholder action.

g)	No Adjustments unless Otherwise Provided. Except as hereinbefore expressly provided, the issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to Awards theretofore granted or the purchase price per share, if applicable.

IX. AMENDMENT AND TERMINATION OF THE PLAN

a)	The Board shall have the authority to effect, at any time and from time to time, (i) the repricing of any outstanding Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Share Bonus Awards or Restricted Stock Bonus Awards under the Plan and/or (ii) with the consent of the affected Holders, the cancellation of any outstanding Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Share Bonus Awards or Restricted Stock Bonus Awards under the Plan and the grant in substitution therefor of new Awards under the Plan covering the same or a different number of shares of Common Stock. However (A) in the case of Options or Stock Appreciation Rights, the new Award granted in substitution for such outstanding Award shall have an exercise price per share not less than one hundred percent (100%) of the Fair Market Value on the new grant date and, (B) in the case of an Incentive Stock Option granted to a Ten Percent Shareholder (as described in Paragraph VII(a)(3) of the Plan), the new Award granted in substitution for such outstanding Award shall have an exercise price not less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the new grant date. Notwithstanding the foregoing, the Committee may grant an Option or a Stock Appreciation Right with an exercise price lower than that set forth above if such Option or Stock Appreciation Right is granted as part of a transaction to which Section 424(a) of the Code applies.

b)	Shares subject to an Option or a Stock Appreciation Right cancelled under this Paragraph IX. shall continue to be counted against the maximum award of Options and/or Stock Appreciation Rights permitted to be granted pursuant to Paragraph V.a) of the Plan. The repricing of an Option or a Stock Appreciation Right under this Paragraph IX., resulting in a reduction of the exercise price, shall be deemed to be a cancellation of the original Option or Stock Appreciation Right and the grant of a substitute Option or Stock Appreciation Right; in the event of such repricing, both the original and the substituted Options and/or Stock Appreciation Rights shall be counted against the maximum awards of Options and/or Stock Appreciation Rights permitted to be granted pursuant to Paragraph V.a) of the Plan. The provisions of this Paragraph IX.b) shall be applicable only to the extent required by Section 162(m) of the Code.

c)	The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock for which Awards have not theretofore been granted. The Board shall have the right to alter or amend the Plan or any part thereof from time to time; provided that no change in any Award theretofore granted may be made which would impair the rights of the Holder without the consent of the Holder, and provided, further, that the Board may not, without approval of the shareholders, amend the Plan to (a) increase the maximum aggregate number of shares that may be issued under the Plan or (b) change the class of individuals eligible to receive Awards under the Plan.

X. MISCELLANEOUS

a)	No Right to an Award. Neither the adoption of the Plan nor any action of the Board or of the Committee shall be deemed to give an Employee, Consultant, or Director any right to be granted an Award hereunder except as may be evidenced by an Award Agreement. No Award Agreement shall be effective until duly signed on behalf of the Company and the Holder, and returned to the Company, and then only to the extent and on the terms and conditions expressly set forth therein. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of funds or assets to assure the performance of its obligations under any Award.

b)	No Employment/Membership Rights Conferred. Nothing contained in the Plan shall (i) confer upon any Employee, Consultant or Director any right with respect to continuation of employment or of a consulting or advisory relationship with the Company or any Related Corporation or (ii) interfere in any way with the right of the Company or any Related Corporation to terminate his or her employment or consulting or advisory relationship at any time. Nothing contained in the Plan shall confer upon any Director any right with respect to continuation of membership on the Board.

c)	Other Laws; Withholding. The Company shall not be obligated to issue any Common Stock pursuant to any Award granted under the Plan at any time when the shares covered by such Award have not been registered under the Securities Act of 1933, as amended, and such other state and federal laws, rules and regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules and regulations available for the issuance and sale of such shares. No fractional shares of Common Stock shall be issued by the Company upon exercise of an Option or accepted by the Company in payment of the purchase price thereof; rather, a cash payment shall be provided for such amount as is necessary to effect the issuance and acceptance of only whole shares of Common Stock. The Company shall have the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

d)	No Restriction on Corporate Action. Nothing contained in the Plan shall be construed to prevent the Company or any Related Corporation from taking any corporate action which is deemed by the Company or such Related Corporation to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, Consultant, Director, beneficiary or other person shall have any claim against the Company or any Related Corporation as a result of any such action.

e)	Restrictions on Transfer. An Award (other than an Incentive Stock Option, which shall be subject to the transfer restrictions set forth in Paragraph VII.a)3.) shall not be transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, or (iii) with the consent of the Committee.

f)	Governing Law. The Plan shall be construed in accordance with the laws of the State of Texas.

APPENDIX B

AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

ATP OIL & GAS CORPORATION

ARTICLE ONE

The name of the corporation is ATP Oil & Gas Corporation.

ARTICLE TWO

ATP Oil & Gas Corporation is a for-profit corporation.

ARTICLE THREE

The period of its duration is perpetual.

ARTICLE FOUR

The purpose or purposes for which the corporation is organized is the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Organizations Code, as amended.

ARTICLE FIVE

The aggregate number of shares of capital stock which the corporation shall have authority to issue is one hundred ten million (110,000,000) shares, of which one hundred million (100,000,000) shares shall be designated as Common Stock, par value $.001 per share and ten million (10,000,000) shares shall be designated as Preferred Stock, par value $.001 per share.

The following is a statement fixing certain of the designations and rights, voting rights, preferences, and relative, participating, optional or other rights of the Preferred Stock and the Common Stock of the corporation, and the qualifications, limitations or restrictions thereof, and the authority with respect thereto expressly granted to the Board of Directors of the corporation to fix any such provisions not fixed by the certificate of formation:

A.	Preferred Stock

The Board of Directors is hereby expressly vested with the authority to adopt a resolution or resolutions providing for the issuance of authorized but unissued shares of Preferred Stock, which shares may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors in such resolution or resolutions. The rights, voting rights, designations, preferences, and relative, participating, optional or other rights, if any, of each series of Preferred Stock and the qualifications, limitations or restrictions, if any, of such preferences and/or rights (collectively the “Series Terms”) shall be such as are stated and expressed in a resolution or resolutions providing for the creation or revision of such Series Terms (a “Preferred Stock Series Resolution”) adopted by the Board of Directors. The Board shall have the power and authority, to the fullest extent permissible under the Texas Business Organizations Code (the “Act”), as currently in effect or as amended, to determine and establish by a Preferred Stock Series Resolution, the Series Terms of a particular series, including, without limitation, determination of the following:

(1) The number of shares constituting that series and the distinctive designation of that series, or any increase or decease (but not below the number of shares thereof then outstanding) in such number;

(2) The dividend rate on the shares of that series; whether such dividends, if any, shall be cumulative, noncumulative, or partially cumulative and, if cumulative or partially cumulative, the date or dates from which dividends payable on such shares shall accumulate; and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4) Whether that series shall have conversion privileges with respect to shares of any other class or classes of stock or of any other series of any class of stock, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate upon occurrence of such events as the Board of Directors shall determine;

(5) Whether the shares of that series shall be redeemable at the option of either the corporation or the holder, and, if so, the terms and conditions of such redemption, including relative rights of priority, if any, of redemption, the date or dates upon or after which they shall be redeemable, provisions regarding redemption notices, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6) Whether the corporation shall have any repurchase obligation with respect to the shares of that series and, if so, the terms and conditions of such obligation, subject, however, to the limitations of the Act;

(7) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(8) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relatives rights of priority, if any, of payment of shares of that series;

(9) The conditions or restrictions upon the creation of indebtedness of the corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation;

(10) The conditions or restrictions with respect to the issuance of payment of dividends upon, or the making of other distributions to, or the acquisition or redemption of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distribution of assets upon liquidation;

(11) The relative priority of each series of Preferred Stock in relation to other series of Preferred Stock with respect to dividends or distribution of assets upon liquidation; and

(12) Any other designations, powers, preferences and rights, including, without limitation, any qualifications, limitations or restrictions thereof.

Any of the Series Terms, including voting rights, of any series may be made dependent upon facts ascertainable outside the certificate of formation and the Preferred Stock Series Resolution, provided that the manner in which such facts shall operate upon such Series Terms is clearly and expressly set forth in the certificate of formation or in the Preferred Stock Series Resolution.

Subject to the provisions of this Article Five, shares of one or more series of Preferred Stock may be authorized or issued from time to time as shall be determined by and for such consideration as shall be fixed by the Board of Directors, in an aggregate amount not exceeding the total number of shares of Preferred Stock authorized by the certificate of formation. All shares of any one series of Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of anyone series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

As of the filing date of this amended and restated certificate of formation, the corporation has outstanding two series of Preferred Stock, the designations, preferences and other rights of which are set forth in: (i) the

Statement of Designations of Junior Participating Preferred Stock of ATP Oil & Gas Corporation filed with the Secretary of State of the State of Texas on October 14, 2005; and (ii) the Statement of Resolutions Establishing the 8% Convertible Perpetual Preferred Stock of ATP Oil & Gas Corporation filed with the Secretary of State of the State of Texas on September 29, 2009, together with the Articles of Correction filed with the Secretary of State of the State of Texas on October 8, 2009.

B.	Common Stock

1. Dividends. Subject to the provisions of any Preferred Stock Series Resolution, the Board of Directors may, in its discretion, out of funds legally available for the payment of dividends and at such times and in such manners as determined by the Board of Directors, declare and pay dividends on the Common Stock of the corporation.

No dividend (other than a dividend in capital stock ranking on a parity with the Common Stock or cash in lieu of fractional shares with respect to such stock dividend) shall be declared or paid on any share or shares of any class of stock or series thereof ranking on a parity with the Common Stock in respect of payment of dividends for any dividend period unless there shall have been declared, for the same dividend period, like proportionate dividends on all shares of Common Stock then outstanding

2. Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary (each a “Liquidation Event”), after payment or provision for payment of the debts and other liabilities of the corporation and payment or setting aside for payment of any preferential amount due to the holders of any other class or series of stock, the holders of the Common Stock shall be entitled to receive ratably any or all assets remaining to be paid or distributed.

3. Voting Rights. Subject to any special voting rights set forth in any Preferred Stock Series Resolution, the holders of the Common Stock of the corporation shall be entitled at all meetings of shareholders to one vote for each share of such stock held by them.

4. Recapitalization. As of December 12, 2000 (the “Effective Time”), each issued share of Common Stock of the Corporation shall be reclassified; changed and converted into a number of shares of Common Stock equal to the quotient of l divided by 1.4; provided, however, that no fractional shares of Common Stock to which any holder of Common Stock would otherwise be entitled pursuant hereto (aggregating for this purpose all of the shares of Common Stock owned of record by such shareholder) shall be issued. Outstanding stock certificates registered in the name of each record holder thereof that, prior to the Effective Time, represented issued shares of Common Stock shall, after the Effective Time, represent a number of whole shares of Common Stock equal to the product of (a) the quotient of 1 divided by 1.4, times (b) the number of shares of Common Stock such certificates represented immediately prior to the Effective Time rounded down to the nearest whole share until such certificates are presented to the Corporation or its transfer agent for transfer or reissue in which event the Corporation or its transfer agent shall issue stock certificates representing the appropriate number of shares of Common Stock.

C.	Prior, Parity or Junior Stock

Whenever reference is made in this Article Five to shares “ranking prior to” another class of stock or “on a parity with” another class of stock, such reference shall mean and include all other shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions upon a Liquidation Event, as the case may be, are given preference over, or rank on an equality with, as the case may be, the rights of the holders of such other class of stock. Whenever reference is made to shares “ranking junior to” another class of stock, such reference shall mean and include all shares of the corporation in respect of which the rights of the holders thereof as to the payment of dividends or as to distributions upon a Liquidation Event, as the case may be, are junior and subordinate to the rights of the holders of such class of stock.

Except as otherwise provided herein or in any Preferred Stock Series Resolution, each series of Preferred Stock ranks on a parity with each other with respect to the payment of dividends and distributions upon a Liquidation Event, and each ranks prior to the Common Stock with respect to the payment of dividends and distributions upon a Liquidation Event. Common Stock ranks junior to the Preferred Stock with respect to the payment of dividends and distributions upon a Liquidation Event.

D.	Liquidation

For the purposes of Section 2 of Section B of this Article Five and for the purpose of the comparable sections of any Preferred Stock Series Resolution, the merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease, or conveyance of all or substantially all the assets, property or business of the corporation, shall not be deemed to be a liquidation, dissolution or winding up of the corporation.

E.	Reservation and Retirement of Shares

The corporation shall at all times reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, the full number of shares of Common Stock into which all shares of any series of Preferred Stock having conversion privileges from time to time outstanding are convertible.

Unless otherwise provided in a Preferred Stock Series Resolution with respect to a particular series of Preferred Stock, all shares of Preferred Stock redeemed or acquired (as a result of conversion or otherwise) shall be retired and restored to the status of authorized but unissued shares.

ARTICLE SIX

An annual meeting of the shareholders shall be held at such times as may be stated or fixed in accordance with the bylaws. Special meetings may only be called (1) by the Chairman of the Board (if any), the President, the Board of Directors, or such other person or persons as may be authorized in the certificate of formation or the bylaws or (2) by the holders of not less than fifty (50) percent of all the shares entitled to vote at the proposed special meeting.

ARTICLE SEVEN

No holder of shares of stock of the corporation shall have any preemptive or other right, except as such rights are expressly provided by contract, to purchase or subscribe for or receive any shares of any class, or series thereof, of stock of the corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock; but such additional shares of stock and such warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of stock may be issued or disposed of by the Board of Directors to such persons, and on such terms and for such lawful consideration, as in its discretion it shall deem advisable or as to which the corporation shall have by bind contract agreed.

ARTICLE EIGHT

The corporation will not commence business until it has received for the issuance of its shares consideration of the value of One Thousand Dollars ($1,000) consisting of money paid, labor done, or property actually received.

ARTICLE NINE

The address of the corporation’s current registered office is 4600 Post Oak Place, Suite 200, Houston, Texas 77027 and the name of the current registered agent at such address is T. Paul Bulmahn.

ARTICLE TEN

The number of directors of the corporation shall be fixed by, or in the manner provided by, the bylaws. The number of directors constituting the current Board of Directors is nine and the names and addresses of the persons who are to serve as the directors of the corporation until the next annual meeting of the shareholders or until their successors are elected and qualified are:

Name	Address
T. Paul Bulmahn	4600 Post Oak Place, Suite 200 Houston, Texas 77027

Gerard J. Swonke	4600 Post Oak Place, Suite 200 Houston, Texas 77027

Brent M. Longnecker	4600 Post Oak Place, Suite 200 Houston, Texas 77027

Arthur H. Dilly	4600 Post Oak Place, Suite 200 Houston, Texas 77027

Walter Wendlandt	4600 Post Oak Place, Suite 200 Houston, Texas 77027

Chris A. Brisack	4600 Post Oak Place, Suite 200 Houston, Texas 77027

George R. Edwards	4600 Post Oak Place, Suite 200 Houston, Texas 77027

Robert J. Karow	4600 Post Oak Place, Suite 200 Houston, Texas 77027

Burt A. Adams	4600 Post Oak Place, Suite 200 Houston, Texas 77027

The right of shareholders to cumulative voting in the election of directors is expressly prohibited.

ARTICLE ELEVEN

A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except that this Article Eleven does not eliminate or limit the liability of a director to the extent the director is found liable for (i) a breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. Any repeal or amendment of this Article Eleven by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment. In addition to the circumstances in which the director of the corporation is not liable as set forth in the preceding sentences, the director shall not be liable to the fullest extent permitted by any provisions of the statutes of the State of Texas hereafter enacted that further limits the liability of a director.

ARTICLE TWELVE

The Board of Directors is expressly authorized to adopt, amend and repeal the bylaws. The corporation’s shareholders are hereby expressly prohibited from amending or repealing the bylaws.

ANNUAL MEETING OF SHAREHOLDERS OF

ATP Oil & Gas Corporation

June 4, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement, Proxy Card

are available at www.atpog.com

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢	20330300000000000000 3 060509

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
							FOR	AGAINST	ABSTAIN
1. To elect three Directors to serve until the 2013 Annual Meeting of Shareholders					2.	To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors of ATP for the fiscal year ending December 31, 2010.	☐	☐	☐
		NOMINEES:
☐	FOR ALL NOMINEES	O	Mr. T. Paul Bulmahn	to serve until 2013	3.	To approve ATP’s 2010 Stock Plan.	☐	☐	☐
		O	Mr. Robert J. Karow	to serve until 2013
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Mr. Gerard J. Swonke	to serve until 2013	4.	To approve amendments to ATP’s Restated Articles of Incorporation in order to conform with the requirements of the Texas Business Organizations Code.	☐	☐	☐

					5.	To transact such other business as may properly come before such meeting or any adjournment(s) or postponement(s) thereof.
☐	FOR ALL EXCEPT
	(See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Shareholder	Date	Signature of Shareholder	Date

Note: ¢	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

You are cordially invited to attend the 2010 Annual Meeting of Shareholders (the “Annual Meeting”) of ATP Oil & Gas Corporation, a Texas corporation (“ATP”), which will be held on June 4, 2010 at 10:30 a.m., Central Time, at the offices of ATP Oil & Gas Corporation, 4600 Post Oak Place, Suite 203, Houston, Texas 77027.

Whether or not you plan to attend the Annual Meeting, we ask that you sign and return the enclosed proxy as promptly possible to ensure that your shares will be represented. A self-addressed envelope has been enclosed for your convenience. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.

The proxy statement for our 2010 Annual Meeting of Shareholders, this proxy card, and our annual report on Form 10-K for the year ended December 31, 2009, are available on the Company’s website, www.atpog.com. From the homepage, link through the “Investor Info” page to the “Proxy Materials” page. Directions to attend the meeting and vote in person are also available on our website, www.atpog.com. From the homepage, link to the “Contact ATP” page, where you will find a link to a map to our Houston office.

☐	¢

ATP Oil & Gas Corporation

Notice of Annual Meeting of Shareholders

To Be held June 4, 2010

The undersigned hereby appoint(s) T. Paul Bulmahn and Isabel M. Plume, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of ATP Oil & Gas Corporation that the undersigned would be entitled to cast if personally present at the 2010 Annual Meeting of Shareholders of the Company, and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS TO ALL SHARES OF THE UNDERSIGNED FOR THE ELECTION OF ALL NOMINEES FOR THE DIRECTOR LISTED ON THE REVERSE SIDE; FOR PROPOSALS 2, 3 AND 4; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

(Continued and to be signed on the reverse side)

¢	14475	¢